UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ⊠ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⊠ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Enova International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

⊠ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

175 West Jackson Blvd.

Chicago, Illinois 60604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD May 10, 2022

The 2022 Annual Meeting of Stockholders (Annual Meeting) of Enova International, Inc. (we, us, our, Enova or the Company) will be held at 175 West Jackson Blvd., Chicago, Illinois 60604 on the 6th floor, Ruby Conference Room, on Tuesday, May 10, 2022 at 9:00 a.m., Central Time, to vote on the following matters:

Proposal 1:	the election of nine members of our Board of Directors for a one-year term to expire at the 2023 Annual Meeting of Stockholders;
Proposal 2:	a non-binding advisory vote to approve the compensation paid to the Company’s named executive officers; and
Proposal 3:	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

and to transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

The accompanying proxy statement provides information about the matters you will be asked to consider and vote on at the Annual Meeting.

Our Board of Directors has fixed the close of business on March 17, 2022 as the record date for determining holders of record of our common stock, par value $0.00001 per share (Common Stock), entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials on the Internet. As a result, we are mailing a notice to our stockholders instead of a printed copy of the proxy statement and our 2021 annual report. The notice provides instructions on how to access these materials on the Internet and how to obtain printed copies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, our Board of Directors asks that you vote as soon as possible. You may vote by proxy on the Internet, via toll-free telephone number or, if you received a proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Your vote is important and all stockholders are encouraged to attend the Annual Meeting and vote in person or by proxy.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors:

David Fisher

Chief Executive Officer

Chicago, Illinois

March 31, 2022

ENOVA INTERNATIONAL, INC.

2022 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

175 West Jackson Blvd.

Chicago, Illinois 60604

PROXY STATEMENT

FOR

2022 ANNUAL MEETING OF STOCKHOLDERS

General Information

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors (Board) for use at our 2022 Annual Meeting of Stockholders (Annual Meeting), to be held at 175 West Jackson Blvd., Chicago, Illinois 60604 on the 6th floor, Ruby Conference Room, at 9:00 a.m., Central Time, on Tuesday, May 10, 2022, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting. Our telephone number is (312) 568-4200, and our mailing address is 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. Our website address is www.enova.com. Information on our website is not a part of this proxy statement. When used in this proxy statement, the terms we, us, our, the Company or Enova refer to Enova International, Inc. and, unless the context requires otherwise, its subsidiaries.

We began mailing the Notice of Internet Availability of Proxy Materials (Notice) to the record holders of our common stock, par value $0.00001 per share (Common Stock), on or about March 31, 2022.

The Company’s annual report to stockholders (Annual Report) for the fiscal year ended December 31, 2021 (fiscal year 2021), which includes the Company’s 2021 audited consolidated financial statements, is a part of our proxy materials being made available to you.

Questions and Answers

Why did I receive these materials?

These materials are being provided to you in connection with our Board’s solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and to vote in person or by proxy on the proposals described in this proxy statement.

What is included in the proxy materials?

The proxy materials include:

•
the Notice of Annual Meeting of Stockholders;
•
this proxy statement (including a proxy card or voting instruction card, as applicable); and
•
our Annual Report.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we are making our proxy materials available to stockholders electronically on the Internet. On or about March 31, 2022, we began mailing the Notice to stockholders as of the record date. Holders of our Common Stock will be able to access the proxy materials on the Internet at www.proxyvote.com or request printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or request a printed copy are found in the Notice. We believe this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of the Annual Meeting. We also encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., at (800) 884‑4225 or at www.computershare.com/contactus.

What am I voting on?

Our Board is soliciting your vote for:

Proposal 1: the election of nine members of our Board named in this proxy statement for a one-year term to expire at the 2023 Annual Meeting of Stockholders;

Proposal 2: a non-binding advisory vote to approve the compensation paid to the Company’s named executive officers as disclosed in this proxy statement; and

Proposal 3: ratification of the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (fiscal year 2022).

What are the Board’s voting recommendations?

Our Board recommends you vote:

•
FOR the election of the nine directors for a one-year term to expire at the 2023 Annual Meeting of Stockholders (Proposal 1);
•
FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (Proposal 2); and
•
FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2022 (Proposal 3).

How can I get electronic access to the proxy materials?

The Notice provides you with instructions on how to view the proxy materials for the Annual Meeting on the Internet. The website on which you can view our proxy materials will also allow you to elect to receive future proxy materials electronically by email, which will save us the cost of printing and mailing materials to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.

Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on March 17, 2022 (record date) will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

How many votes do I have?

On the record date, there were 32,830,838 shares of Common Stock (exclusive of treasury shares) outstanding. Each stockholder is entitled to one vote for each outstanding share of Common Stock held as of the record date.

We refer to the total number of votes represented by our outstanding Common Stock as our total voting power. As of the record date, our stockholders held 100% of the total voting power entitled to vote at the Annual Meeting.

What is the difference between holding Common Stock as a holder of record and as a beneficial owner?

•
Common Stock of Record. If your Common Stock is registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record of those shares of Common Stock, and we sent the Notice directly to you.
•
Beneficial Owner of Common Stock. If your Common Stock is held in an account at a broker, bank or other nominee, then you are the beneficial owner of the Common Stock, and the Notice was sent directly to you by your broker, bank or other nominee. The nominee holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the Common Stock held in your account.

What is the quorum required for the Annual Meeting?

A majority of our total voting power outstanding on the record date must be present in person or represented by proxy at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum.

If I am a stockholder of record, how do I vote?

There are four ways to vote:

•
In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
•
On the Internet. You may vote by proxy on the Internet by following the instructions in the Notice.
•
By telephone. You may vote by proxy on the telephone by following the instructions in the Notice or by calling the toll-free number on the proxy card.
•
By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed proxy card, your vote or proxy card must be received by 11:59 p.m., Eastern Time, on May 9, 2022 to be counted.

If I am a beneficial owner of Common Stock held in street name, how do I vote?

There are four ways to vote:

•
In person. If you are a beneficial owner of Common Stock held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your Common Stock. Please contact your broker, bank or other nominee for instructions on obtaining a proxy.
•
On the Internet. You may give your voting instructions to your nominee on the Internet by following the instructions on the voting instruction form.
•
By telephone. If you requested printed copies of the proxy materials by mail, you may give your voting instructions to your nominee by calling the toll-free number on the voting instruction form.
•
By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by completing the voting instruction form and mailing it back in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed voting instruction form, your vote or voting instruction form must be received by 11:59 p.m., Eastern Time, on May 9, 2022 (the proxy voting deadline) to be counted.

What happens if I do not give specific voting instructions?

•
Stockholders of Record. If you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Common Stock in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders determine in their discretion on any other matters properly presented at the Annual Meeting.
•
Beneficial Owners of Common Stock. If you are a beneficial owner of Common Stock and do not provide the nominee that holds your Common Stock with specific voting instructions, the nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your Common Stock on a non-routine matter, it will not have authority to vote your Common Stock on that matter. This is generally referred to as a broker non-vote. When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the nominee that holds your Common Stock by carefully following the instructions provided in the Notice or voting instruction form.

Which proposals are considered routine or non-routine?

Proposal 1 (election of directors) and Proposal 2 (non-binding advisory vote to approve named executive officer compensation) are considered non-routine matters.

Proposal 3 (ratification of the appointment of Deloitte) is considered a routine matter.

What happens if other business is brought before the Annual Meeting?

Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this proxy statement. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies at the Annual Meeting will be voted by the proxy holders as recommended by the Board or, if no recommendation has been given, in accordance with the best judgment of the persons designated to vote the proxies at the Annual Meeting.

What vote is required to approve each proposal?

The following table describes the voting requirement for each proposal:

Proposal 1	Election of nine directors for a one-year term to expire at the 2023 Annual Meeting of Stockholders

Each director must be elected by an affirmative majority of the shares voted. This means the number of votes cast by stockholders FOR the director must exceed the number of votes cast as WITHHOLD for the director. Abstentions and broker non-votes will have no effect on the election of directors.

Proposal 2	Advisory vote to approve named executive officer compensation

This proposal must be approved by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. This means that of the shares represented at the meeting and entitled to vote on this matter, a majority of them must be voted FOR the proposal for it to be approved. Abstentions will have the same effect as a vote AGAINST this proposal, and broker non-votes will have no effect on the vote for this proposal.

Proposal 3	Ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022

This proposal must be approved by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. This means that of the shares represented at the meeting and entitled to vote on this matter, a majority of them must be voted FOR the proposal for it to be approved. Abstentions will have the same effect as a vote AGAINST this proposal. Because this is considered a routine matter, we do not expect any broker non-votes.

What happens if a director does not receive a majority of the votes cast?

If a director does not receive a majority of the votes cast, he or she is required to promptly tender a resignation to the Board after the certification of the election results. The remaining directors on the Board will then determine, in accordance with procedures established by such directors, or a committee designated by such directors, whether to accept or reject the resignation or take any other action within 90 days from the date of the certification of the election results. If such director’s resignation is not accepted by the remaining directors on the Board, the director will continue to serve until the next annual meeting or until his or her successor is duly elected or his or her earlier resignation or removal. If a director’s resignation is accepted by the remaining directors on the Board, then the remaining directors, in their sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

What is the effect of the advisory vote to approve named executive officer compensation?

As an advisory vote, Proposal 2 is not binding on our Board or the Management Development and Compensation Committee (Compensation Committee). However, we value your opinion on this important issue. Our Compensation Committee, which is responsible for designing and administering our executive compensation programs, appreciates support for its compensation philosophy and will consider the results of the advisory vote on Proposal 2 when making future executive compensation decisions.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy voting deadline or by voting in person at the Annual Meeting if you have the right to vote in person. You may change your vote by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the applicable deadline will be counted), by signing and returning a new proxy card or voting instruction form, as applicable, with a later date, or by attending the Annual Meeting and voting in person if you have the right to vote in person. Mere attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

How will my proxy be voted?

Common Stock represented by a properly executed proxy (in paper form, by Internet or telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed by you on the proxy. David Fisher and Sean Rahilly (our General Counsel and Chief Compliance Officer) have been designated by the Board as the directors to act as proxies at the Annual Meeting and to represent you and vote your Common Stock at the Annual Meeting as directed by you. All Common Stock represented by a properly executed proxy for which no voting instructions have been provided will be voted:

(1)
FOR the election of the nine directors named in this proxy statement for a one-year term to expire at the 2023 Annual Meeting of Stockholders;
(2)
FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and
(3)
FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Is my vote confidential?

We will handle proxy instructions, ballots and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

•
as necessary to meet applicable legal requirements;
•
to allow for the tabulation and certification of votes; and
•
to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards. These may be forwarded to management or our Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results may be announced at the Annual Meeting and will be promptly announced after the Annual Meeting. The final voting results will be tallied by the Inspector of Election for the Annual Meeting and announced in a current report on Form 8-K filed with the SEC within four business days after the final voting results are known.

Who is paying the cost of this proxy solicitation?

We are paying the cost of soliciting proxies. We will pay brokerage firms and other persons representing beneficial owners of Common Stock their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Do I have dissenters’ rights of appraisal?

The Delaware General Corporation Law does not provide dissenters’ rights of appraisal to the stockholders in connection with any proposal described in this proxy statement.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement, or if you need directions to or special assistance at the Annual Meeting, please contact our Secretary, Sean Rahilly, at (312) 568-4200 or by mail at 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. In addition, information regarding the Annual Meeting is available via the Internet at the website www.proxyvote.com.

Stockholder Proposals and Communications with our Board

Business Proposals

Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), provides that we must receive stockholders’ proposals intended for presentation at the 2023 annual meeting of our stockholders (2023 Annual Meeting) and inclusion in the Company’s proxy statement for the 2023 Annual Meeting by December 1, 2022.

For other business proposals (other than director nominations) to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice relating to business proposed to be conducted at the 2023 Annual Meeting must be delivered to or mailed and received at the principal executive offices of the Company not less than seventy (70) days nor more than one hundred (100) days prior to the first anniversary of the 2022 Annual Meeting. In the event that the date of the 2023 Annual Meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than sixty (60) days after such anniversary date, then to be timely such notice must be received by the Company on or before the later of (i) seventy (70) days prior to the date of the meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of the meeting was made.

Director Nominations

Stockholders who wish to nominate qualified candidates for election to our Board may notify our Secretary in accordance with our Bylaws at Enova International, Inc., 175 West Jackson Blvd., Chicago, Illinois 60604. Each Stockholder nomination must provide the information required by the nomination notice provision of our Bylaws, including certain information relating to the candidate that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and information relating to the proposing stockholder.

To be timely, a stockholder’s notice relating to nominations to be made at the 2023 Annual Meeting must be delivered to or mailed and received at the principal executive offices of the Company not less than seventy (70) days nor more than one hundred (100) days prior to the first anniversary of the 2022 Annual Meeting. In the event that the date of the 2023 Annual Meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than sixty (60) days after such anniversary date then to be timely such notice must be received by the Company on or before the later of (i) seventy (70) days prior to the date of the meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of the meeting was made.

Communication with the Board

We encourage any stockholder or any other interested party who desires to communicate with our Board about the holder’s views and concerns to do so by writing our Secretary at Enova International, Inc., 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. Our Secretary will ensure that the chair of the Nominating and Corporate Governance Committee receives your correspondence.

Householding of Proxy Materials

Some brokers, banks and other nominee record holders may participate in the practice of householding stockholder materials, such as proxy statements, information statements and annual reports. This means only one copy of the proxy materials may have been sent to multiple stockholders in your household. To obtain a separate copy of the proxy materials, contact our Secretary, Sean Rahilly, at (312) 568-4200 or by mail at 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. If you wish to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee record holder, or, if you are a record holder of our Common Stock, you may contact Broadridge Financial Solutions Inc. (Broadridge) either by calling toll-free at (800) 542‑1061, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than ten percent of our Common Stock to file with the SEC reports of their initial ownership and changes in their ownership of our Common Stock and other equity securities. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports, we believe that for fiscal year 2021 all reports required to be made by our reporting persons were timely filed in accordance with the Exchange Act, except that Mr. Fisher filed a late Form 4 reporting the exercise of stock options and three late Form 4s reporting grants of restricted stock and/or stock options; Mr. Cunningham and Mr. Chartier each filed three late Form 4s reporting grants of restricted stock and/or stock options; Mr. Rahilly filed a late Form 4 reporting the disposition of stock units under a 10b5-1 plan and three late Form 4s reporting grants of restricted stock and/or stock options; and James Lee filed one late Form 4 reporting the disposition of stock units and one late Form 4 reporting a grant of restricted stock.

Security Ownership of Certain Beneficial Owners and Management

Securities Owned by Officers and Directors

The following table sets forth information about the beneficial ownership of our outstanding Common Stock as of March 17, 2022 by our directors, our named executive officers (NEOs) whose compensation is disclosed in the “Executive Compensation” section of this proxy statement and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and includes voting or investment power with respect to the securities. Shares of Common Stock that may be acquired by an individual within 60 days of March 17, 2022 are deemed to be beneficially owned by the individual and outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The ownership percentage for each individual named below is based on the number of shares of our Common Stock issued and outstanding on March 17, 2022, which was 32,830,838.

Name	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(1)
David Fisher	1,043,685	(2)	3.2%
Steven Cunningham	274,875	(3)	*
Kirk Chartier	248,089	(4)	*
Sean Rahilly	139,838	(5)	*
Ellen Carnahan	56,760	(6)(7)	*
Daniel R. Feehan	274,412	(6)	*
William M. Goodyear	67,955	(6)(8)	*
James A. Gray	86,495	(6)(9)	*
Gregg A. Kaplan	38,355	(6)	*
Mark P. McGowan	55,080	(6)(10)	*
Linda Johnson Rice	9,445	(6)	*
Mark A. Tebbe	76,495	(6)(11)	*
All directors and executive officers as a group (12 Persons)(12)	2,371,484		7.2%

* Indicates less than 1% ownership.

(1)
Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported and none of the shares reported are pledged as security or have been placed in a margin account by any executive officer or director.
(2)
Includes 912,718 shares subject to options exercisable within 60 days of March 17, 2022.
(3)
Includes 181,068 shares subject to options exercisable within 60 days of March 17, 2022.
(4)
Includes 188,702 shares subject to options exercisable within 60 days of March 17, 2022.

(5)
Includes 98,604 shares subject to options exercisable within 60 days of March 17, 2022.
(6)
Includes 3,966 unvested restricted stock units (RSUs) scheduled to vest within 60 days following March 17, 2022.
(7)
Includes 4,590 shares held in a revocable trust of which Ms. Carnahan is sole trustee.
(8)
Includes 4,000 shares held in a revocable trust of which Mr. Goodyear is sole trustee.
(9)
Includes 10,000 shares held in an irrevocable trust and 20,000 shares held in a revocable trust, both of which Mr. Gray is the sole trustee.
(10)
Includes 21,593 shares held by SAF Capital Management LLC and certain affiliates (SAF Capital) as of March 17, 2022. Mr. McGowan, as the managing member of SAF Capital, may direct the vote and disposition of all shares held by SAF Capital and may be deemed the beneficial owner of such shares.
(11)
Includes 20,000 shares held in a revocable trust of which Mr. Tebbe is the sole trustee.
(12)
Includes all of our current directors and all executive officers employed by us as of March 17, 2022. This amount includes 1,381,092 shares that directors and executive officers have the right to acquire within 60 days following March 17, 2022.

Securities Owned by Principal Stockholders

The following table sets forth information regarding the number and percentage of shares of Common Stock held by all persons and entities known by us to beneficially own 5% or more of our outstanding Common Stock as of March 17, 2022, based on Schedule 13Ds and/or Schedule 13Gs filed with the SEC. Shares of Common Stock that may be acquired by an entity within 60 days of March 17, 2022 are deemed to be beneficially owned by the individual and outstanding for the purpose of computing the percentage ownership of such entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity. The ownership percentage for each entity named below is based on the number of shares of our Common Stock issued and outstanding on March 17, 2022, which was 32,830,838.

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Black Rock Inc.	5,970,707	(1)	18.2%
55 East 52nd Street New York, New York 10055
683 Capital Management, LLC	3,049,000	(2)	9.3%
3 Columbus Circle, Suite 2205 New York, New York 10019
The Vanguard Group	2,781,552	(3)	8.5%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP	1,776,531	(4)	5.4%
Building One 6300 Bee Cave Road Austin, Texas, 78746

(1)
According to a Schedule 13G/A filed with the SEC on January 27, 2022, BlackRock, Inc. has sole voting power with respect to 5,873,762 shares and has the sole dispositive power over 5,970,707 shares.
(2)
According to a Schedule 13G/A filed with the SEC on February 16, 2021, 683 Capital Partners, LP and 683 Maiden Fund LP beneficially own 3,000,000 and 49,000 shares, respectively. Each of 683 Capital Management, LLC, as the investment manager of each of 683 Capital Partners, LP and 683 Maiden Fund LP, and Ari Zweiman, as the Managing Member of 683 Capital Management, LLC, may be deemed to beneficially own the 3,049,000 shares of Common Stock beneficially owned by 683 Capital Partners, LP and 683 Maiden Fund LP.

(3)
According to a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group has shared voting power with respect to 36,430 shares, sole dispositive power with respect to 2,719,724 shares and shared dispositive power with respect to 61,828 shares.
(4)
According to a Schedule 13G/A filed with the SEC on February 8, 2022, Dimensional Fund Advisors LP has sole voting power with respect to 1,732,419 shares and has the sole dispositive power with respect to 1,776,531 shares.

PROPOSAL 1 ELECTION OF DIRECTORS

Directors to be Elected by our Stockholders

At the Annual Meeting, our stockholders will elect nine directors to hold office until the 2023 Annual Meeting and until their successors are elected and qualified or until their earlier death, incapacity, resignation or removal. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this proxy statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the Common Stock represented by proxies will be voted for the election of a substitute nominated by the Board.

Name	Age	Background
Ellen Carnahan Director since May 19, 2015	66

Ms. Carnahan currently serves as the Chair of our Audit Committee. Ms. Carnahan has over 20 years of experience as a venture capitalist. She is currently Principal of Machrie Enterprises, where she provides angel capital, expertise and extensive connections to growth businesses and venture funds. She previously spent 18 years as co-manager and lead technology investor at William Blair Capital Partners (WBCP). Ms. Carnahan has been a director of 25 public and private companies, primarily in technology, and is currently working with three as of the past five years: Enova, Paylocity and The Jackson Funds. Prior to joining WBCP, she was Vice President of Marketing at SPSS (analytical software) and held management roles in financial services. Passionate about the community, she was Chair of The Metropolitan Planning Council and a long-time board member and Chair of Communities In Schools of Chicago and The Chicago Network. She also served on numerous civic boards including the Illinois Venture Capital Association and the State of Illinois Growth and Innovation Fund. She graduated as salutatorian from the University of Notre Dame and received an MBA with honors from the University of Chicago. Ms. Carnahan is currently a non-practicing certified public accountant.

We believe Ms. Carnahan’s qualifications to sit on our Board include, among other things, her experience in the finance industry, including her experience in technology companies, her leadership experience, and her experience as a director of other publicly traded companies, which has given her a strong understanding of public company corporate governance and financial reporting and business controls.

Daniel R. Feehan Director since September 13, 2011	71

Mr. Feehan currently serves as the Chair of our Management Development and Compensation Committee. Mr. Feehan is currently the Chairman of the Board of FirstCash, Inc. (NASDAQ: FCFS). Previously, Mr. Feehan served as a Director of Cash America International, Inc. and was Cash America’s Executive Chairman from November 1, 2015 until Cash America’s merger with First Cash Financial Services in September 2016. Prior to that, Mr. Feehan served as the Chief Executive Officer of Cash America from February 2000 to November 2015. Prior to that, Mr. Feehan served in other executive management roles at Cash America including President and Chief Operating Officer and Chief Financial Officer beginning in 1990. Mr. Feehan also currently serves Chairman of the Board of AZZ Inc. (NYSE: AZZ), and as a Director of a number of private companies and charitable organizations including the Lena Pope Home and One Safe Place. In December 2019, Texas Governor Greg Abbott appointed Mr. Feehan to the Board of Regents of the University of North Texas System. Mr. Feehan received a Bachelor of Business Administration degree in Accounting from Texas A&M University and has been recognized as a Distinguished Alumni of that institution.

We believe Mr. Feehan’s qualifications to sit on our Board include, among other things, his leadership experience, specifically his experience as Chief Executive Officer of Cash America, his knowledge of the consumer finance industry and its regulatory environment, his experience and background in finance and accounting and his experience as a director of multiple publicly traded companies, which has given him a strong understanding of public company corporate governance.

David Fisher Director since February 11, 2013	52

Mr. Fisher has served as our Chief Executive Officer since January 29, 2013 when he joined Enova. Mr. Fisher became our Chief Executive Officer and President on March 29, 2013. Mr. Fisher has also served as a Director since February 11, 2013 and as Chairman of our Board since October 14, 2014. Prior to joining the Company, Mr. Fisher was Chief Executive Officer of optionsXpress Holdings, Inc. (optionsXpress) from October 2007 until The Charles Schwab Corporation acquired the business in September 2011. Following the acquisition, Mr. Fisher served as President of optionsXpress until March 2012. Mr. Fisher also served as the President of optionsXpress from March 2007 to October 2007 and as the Chief Financial Officer of optionsXpress from August 2004 to March 2007. Prior to joining optionsXpress, Mr. Fisher served as Chief Financial Officer of Potbelly Sandwich Works from February 2001 to July 2004, and before that in the roles of Chief Financial Officer and General Counsel for Prism Financial Corporation. Mr. Fisher has served on the Board of Directors of Just Eat Takeaway.com N.V. since June 2021 and Fathom Digital Manufacturing Corporation since December 2021. Mr. Fisher previously served on the Boards of Directors of optionsXpress, CBOE Holdings, Inc., InnerWorkings, Inc. and GrubHub, Inc. Mr. Fisher received a Bachelor of Science degree in Finance from the University of Illinois and a law degree from Northwestern University School of Law.

We believe Mr. Fisher’s qualifications to sit on our Board include, among other things, his leadership experience, specifically his experience as Chief Executive Officer of the Company and of optionsXpress, his knowledge of the consumer finance industry and his experience in leading highly-regulated international companies gained through his tenure at the Company and at optionsXpress, his experience and background in finance, legal and compliance matters, and his experience as a director of multiple companies, which has given him a strong understanding of public company corporate governance.

William M. Goodyear Director since October 1, 2014	73

Mr. Goodyear serves as the lead independent director and Chair of the Audit Committee for Exterran Holdings, Inc., a natural gas compression products and services company, where he has served since April 2013. Mr. Goodyear served as Executive Chairman of the Board and as a director of Navigant Consulting, Inc., a specialized global consulting firm, from 2000 and 1999, respectively, until he retired from each position in April 2014 and May 2014, respectively. Mr. Goodyear served as Chief Executive Officer of Navigant from May 2000 through March 2012. Prior to 1999, Mr. Goodyear served as Chairman and Chief Executive Officer of Bank of America Illinois and was President of Bank of America’s Global Private Bank. Mr. Goodyear also held a variety of assignments with Continental Bank, subsequently Bank of America, including corporate finance, corporate lending, trading and distribution, and he was stationed in London for five years of his tenure to manage Continental Bank’s European and Asian Operations. Mr. Goodyear also served as a director, including as the Vice Chairman of the Board of Directors, of Continental Bank from 1991 through 1994. Mr. Goodyear is a trustee and member of the Executive Committee of the Board of Trustees for the Chicago Museum of Science and Industry and a member of the Board of Trustees of the University of Notre Dame. Mr. Goodyear also serves on the Rush University Medical Center Board, where he is currently Vice-Chairman of the Board and Chairman of the Executive Committee, as well as a past Chairman of the Finance Committee.

Mr. Goodyear received a Master’s degree in Business Administration, with Honors, from the Amos Tuck School of Business at Dartmouth College, and a Bachelor’s degree in Business Administration, with Honors, from the University of Notre Dame.

We believe Mr. Goodyear’s qualifications to sit on our Board include, among other things, his experience in the finance industry, including his domestic and international experience and his regulatory knowledge of the industry, his executive leadership experience, and his experience as a director of other publicly traded companies, which has given him a strong understanding of public company corporate governance and financial reporting and business controls.

James A. Gray Director since October 1, 2014	56

Mr. Gray has served on the Enova Board for the past 5 years and is currently our Lead Independent Director. Mr. Gray is also the Chief Executive Officer of G-Bar Limited Partnership, an independent proprietary options and futures trading firm, and he has served in that position since 1996. Mr. Gray has held various positions with G-Bar Limited Partnership since 1987. Mr. Gray was a cofounder and served as the Chairman of the Board of optionsXpress from 2000 through 2012. Mr. Gray has served on the boards of Incapital LLC, Cumulus Funding LLC, and Backstop Solutions Group as well as the boards of the Lurie Children’s Hospital of Chicago and the Chicago Museum of Science and Industry. Mr. Gray is also a member of the Chief Executive’s Organization, the Young Presidents Organization (where he is a past President), the Chicagoland Entrepreneurial Center, the Executives Club, the Economic Club of Chicago (where he served as Director) and the Commercial Club. Mr. Gray holds a Bachelor of Science degree in Finance and Economics from the University of Iowa.

We believe Mr. Gray’s qualifications to sit on our Board include, among other things, his service as Chairman of the Board of optionsXpress, formerly a publicly traded company, his entrepreneurial and executive leadership experience in growing businesses, and his knowledge and experience in the technology industry.

Gregg A. Kaplan Director since October 1, 2014	52

Mr. Kaplan was Chief Executive Officer of Valicor Environmental Services, where he served from January 2020 to June 2021. Previously he served as an Operating Partner with Pritzker Capital Group from April 2015 to January 2020. Mr. Kaplan served as President and Chief Operating Officer of Coinstar, Inc., from April 2009 through March 2013. Prior to that, Mr. Kaplan served as Chief Executive Officer of Redbox Automated Retail, LLC (Redbox) from December 2005 to March 2009. Mr. Kaplan served as senior director of strategy for McDonald’s Corporation from 2002 to 2005 and as director of strategy from 2001 to 2002, and he led the Redbox venture while it was part of McDonald’s Corporation. Mr. Kaplan was a partner in Divine interVentures, a venture capital group specializing in business-to-business exchanges and infrastructure software opportunities, from 1999 to 2001, and Mr. Kaplan also served as director of interactive marketing for Streamline.com, a web-based grocery delivery company, from 1996 to 1999. Mr. Kaplan received a Master’s degree in Business Administration from Harvard Business School and a Bachelor’s degree in Philosophy from the University of Michigan.

We believe Mr. Kaplan’s qualifications to sit on our Board include, among other things, his leadership experience as an executive officer of a publicly traded company, his experience expanding and running a high-growth company and his business acumen and strategic insight.

Mark P. McGowan Director since March 30, 2016	43

Mr. McGowan is Managing Member of SAF Capital Management LLC, an investment and consulting firm which he founded in November 2006. Prior to forming SAF Capital Management LLC, Mr. McGowan was the Co-founder and Managing Partner of MPG Capital Management, LLC, a financial markets research firm, which derived and licensed statistically validated algorithmic trading models and investment strategies for accredited and institutional investors. Mr. McGowan previously worked within the Consumer and Market Knowledge function of Procter & Gamble, where he was instrumental in shaping marketing strategies for multiple brands, as well as leading Market Mix Modeling and the development of macroeconomic forecasting capabilities within Procter & Gamble’s Homecare division. Mr. McGowan served as Chairman of the Board of Directors of CombiMatrix Corporation, a clinical diagnostic laboratory specializing in cytogenomic and cytogenetic testing for the oncological and pediatric markets, from 2010 to March 2013 and on the Board of Directors of Premier Exhibitions, Inc., a provider of museum-quality educational and entertainment exhibitions, from September 2011 to October 2012. Mr. McGowan received his Bachelor of Science in Microbiology, with a focus in Genomics and Molecular Genetics, from Michigan State University.

We believe Mr. McGowan’s qualifications to sit on our Board include, among other things, his financial and investment industry experience, his understanding of our business and our industry, his service on boards of other public companies, which has given him a strong understanding of public company corporate governance and financial reporting and business controls, his knowledge of securitization transactions and his strategic insight. In addition, Mr. McGowan provides a valuable stockholder perspective to the Board.

Linda Johnson Rice Director since September 10, 2020	63

Ms. Rice currently serves as the Chair of our Nominating and Corporate Governance Committee. She is the Chief Executive Officer of Johnson Publishing Company, LLC, formerly the parent company for Ebony and Jet magazines and Fashion Fair Cosmetics. She is a member of the board of directors for Omnicom Group Inc. Ms. Rice is a Trustee at the Art Institute of Chicago, a member of the board of directors of Northwestern Memorial Corporation, President of the Chicago Public Library board of directors, a founding member of the Council of the National Museum of African American History and Culture and a founding member of the Adweek Diversity & Inclusion Council. She previously served on the board of directors of Grubhub, Tesla, Inc., Kimberly-Clark Corporation, Bausch & Lomb, Continental Bank, Dial Corporation, MoneyGram, Quaker Oats Company and Viad Corp. Ms. Rice holds a B.A. in Journalism from the University of Southern California’s Annenberg School of Communication and an M.B.A. from Northwestern University’s Kellogg School of Management.

We believe Ms. Rice’s qualifications to sit on our Board include, among other things, her extensive board experience across a variety of industries, including financial services and technology, which will be invaluable to us as we work to deliver value for our shareholders, customers, employees and communities.

Mark A. Tebbe Director since October 1, 2014	60

Mr. Tebbe currently serves as an Adjunct Professor of Entrepreneurship at University of Chicago’s Booth School of Business where he has served since 2011, as well as Chairman of World Business Chicago’s Innovation and Venture Council, a council of technology leaders dedicated to driving growth and opportunity in Chicago technology companies. Mr. Tebbe previously served as an Operating Executive for Lake Capital, a private equity firm, from 2008 until 2011. Prior to his association with Lake Capital, Mr. Tebbe was the founder and chairman of Techra Networks, a consulting firm that assists companies in better leveraging technology to enhance their business results, where he worked from 2002 to 2008. In 2004, Mr. Tebbe co-founded Answers Corporation, a company that owns and operates advertising-supported public websites and was listed on the NASDAQ in 2005, and he served as the company’s Co-Founder, Vice-Chairman and Lead Director until the company was sold to a portfolio company of Summit Partners in 2011. From 1984 to 2002, Mr. Tebbe served as Chairman of Lante Corporation, a technology consulting firm he founded. Mr. Tebbe graduated with a Bachelor of Science degree in Computer Science from the University of Illinois at Urbana/Champaign. Mr. Tebbe has been a consultant to executive management of many leading companies including American Express, Dell and Microsoft as well as non-profit organizations such as National Park Service, United Nations and World Economic Forum.

We believe Mr. Tebbe’s qualifications to sit on our Board include, among other things, his leadership experience as an executive officer of two publicly traded companies, his service as a director on other public company boards, which has given him a strong understanding of public company corporate governance and financial reporting and business controls, his extensive entrepreneurial background and his many years of senior management experience in the technology industry.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL DIRECTOR NOMINEES

Structure and Functioning of the Board

Corporate Governance Philosophy

Our corporate governance philosophy is expressed in our Corporate Governance Guidelines; the charters of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee; our Code of Business Conduct, which applies to all of our employees, officers and directors, including our chief executive officer (CEO), chief financial officer and those officers responsible for financial reporting; and our Related Party Transaction Policy, among others. Our committee charters, Corporate Governance Guidelines, Code of Business Conduct, Insider Trading Policy, Regulation FD Policy and Stock Ownership Guidelines are available on the Corporate Governance page of our website at ir.enova.com.

We are committed to maintaining effective corporate governance guidelines designed to ensure that the Board is actively engaged in the proper performance of its oversight function.

Corporate Governance Structure and Function

Our certificate of incorporation provides that the number of directors who constitute the entire Board will be fixed by resolution adopted from time to time by the affirmative vote of the majority of the Board. Our Board consists of nine persons. It is the policy of the Company that the number of directors will not exceed a number that can function efficiently as a body. Our directors are elected annually at each Annual Meeting by our stockholders voting together as a single class.

Our Board, assisted by its committees, oversees the Company’s business and affairs and assures that the long-term interests of our stockholders are being served.

Directors are encouraged to have direct dialogue with our management and internal audit manager and internal audit team and may request attendance by management, the internal audit manager and internal audit team, and our external auditors at Board and committee meetings.

We provide directors with materials such as our corporate governance documents, compensation plans, Company policies, Board and committee minutes, continuing education materials, and reports and presentations prepared by management, internal and external auditors and other advisors in advance of each meeting. Directors are encouraged to review these materials prior to the meeting.

The Company facilitates the continuing education of directors to assist them in maintaining currency with the Company’s business and operations.

Primary Responsibilities of the Board

As described in our Corporate Governance Guidelines, our Board’s primary functions are:

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overseeing the formation of and reviewing major strategies, plans and actions;
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reviewing and evaluating our performance against broad financial and strategic objectives;
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providing direction, advice and counsel to senior management;
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selecting, compensating and evaluating our CEO and other executive officers;
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reviewing succession planning for our CEO and other executive officers;
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selecting appropriate candidates for election as directors;
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reviewing our systems and practices designed to bring about compliance with applicable laws and regulations, including our accounting and financial reporting obligations; and
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reviewing the major risks we face and helping us to develop and oversee strategies to address those risks.

Director Independence

Our common stock is listed on the New York Stock Exchange (NYSE). Under the rules of the NYSE, independent directors must comprise a majority of our Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees must be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, the person does not have a relationship that would interfere with the exercise of such person’s independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must satisfy the independence criteria set forth in Rule 10C-1(b)(1) of the Exchange Act. Each of these rules provide that, in order to be considered independent, a director may not, other than in his or her capacity as a member of the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board has determined that none of Ms. Carnahan, Mr. Feehan, Mr. Goodyear, Mr. Gray, Mr. Kaplan, Mr. McGowan, Ms. Rice and Mr. Tebbe, representing eight (8) of our nine (9) directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NYSE. Our Board also determined that each of Ms. Carnahan (chair), Mr. Goodyear, Mr. Gray and Mr. McGowan, who comprise our audit committee, Mr. Feehan (chair), Mr. Kaplan and Mr. Tebbe, who comprise our Compensation Committee, and Ms. Rice (chair), Ms. Carnahan, Mr. Feehan, Mr. Goodyear, Mr. Gray, Mr. Kaplan, Mr. McGowan and Mr. Tebbe, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by the rules of the NYSE and applicable SEC rules. In making these determinations, our Board considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Diversity

Our stockholders are better served when there is diversity of education, skill, age, experience, background, expertise and outlook on our Board. Our directors bring diverse backgrounds and experience to the Board that inform the Board’s oversight function. Our Corporate Governance Guidelines express the belief that diversity, including differences in background qualifications and personal characteristics, is important to our Board’s oversight function.

Director Meeting Attendance

Our Board held five (5) meetings during 2021. Directors are expected to prepare for and make every effort to attend and participate in meetings of the Board and committees on which they serve. During 2021, each director attended at least 75% of (i) the total number of Board meetings held in 2021 and (ii) the total number of meetings held by each committee of the Board on which such director served.

Our Corporate Governance Guidelines provide that directors are expected to attend annual stockholder meetings in person or by telephone or other electronic means. All directors attended our 2021 annual meeting of stockholders.

Executive Sessions of Independent Directors

Executive sessions or meetings of independent directors are held at least in conjunction with each regularly scheduled Board meeting to discuss such matters as the independent directors deem worthy of discussion. In addition to such executive sessions, the Board may also hold regular executive sessions of outside directors without management present. The presiding outside director serves as the presiding director at such meetings and performs such other functions as the Board may direct, including serving in a liaison capacity between the Board as a whole and the senior management of the Company. If there is no presiding outside director then designated or if the presiding outside director is not available, the Board will select another outside director to serve as the presiding outside director until such time as the presiding outside director becomes available or is elected, as the case may be. Additional executive sessions or meetings of outside directors may be held from time to time as required. Executive sessions or meetings are held from time to time with our CEO for a general discussion of relevant subjects.

Board and Committee Self-Assessment

To promote continuous improvement in our corporate governance processes, our Board and committees conduct an annual performance self-evaluation. The results are collected and analyzed and used to identify and implement improvements in our governance processes.

Board Committees

Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee

Ellen Carnahan*	Daniel R. Feehan*	Linda Johnson Rice*
William M. Goodyear	Gregg A. Kaplan	Ellen Carnahan
James A. Gray	Mark A. Tebbe	Daniel R. Feehan
Mark P. McGowan		William M. Goodyear
James A. Gray
Gregg A. Kaplan
Mark P. McGowan
Mark A. Tebbe

* Committee Chair

The chair of each committee serves as lead director for committee matters and spokesperson for the committee, and provides recommendations and guidance to our Board, Board Chairman and management.

Each committee may retain its own legal and other advisors and conduct independent inquiries and investigations at our expense into matters under its oversight. Each committee has the sole right to appoint and direct its own advisors, each of whom is accountable and reports directly to the committee.

Audit Committee

Our Audit Committee met five (5) times during 2021.

The Audit Committee was established in accordance with Exchange Act Section 3(a)(58)(A). Our Board has affirmatively determined that all members of the Audit Committee are independent directors under the applicable rules of NYSE and the SEC. Our Board has additionally determined that Ms. Carnahan, Mr. Goodyear, Mr. Gray and Mr. McGowan are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K, and meet the financial sophistication requirement in NYSE Rule 303A.07. The Audit Committee’s functions are described in its charter, which is available on the Committee Charters page of our website at www.enova.com.

As described in its charter, the Audit Committee’s responsibilities include: reviewing and overseeing financial reporting and financial statements; reviewing, overseeing and maintaining independent auditor relationships; overseeing and maintaining internal audit and compliance procedures and requirements; and setting policies for the Company’s administrative policies and procedures.

Our independent auditor is accountable and reports directly to the Audit Committee. The Audit Committee reviews our independent auditor’s independence and the overall scope and focus of the annual audit. The Audit Committee discusses with our independent auditor any relationships or services that may affect its objectivity or independence. If the Audit Committee is not satisfied with the independent auditor’s assurances of independence, it will take, or recommend that the Board take, appropriate action to ensure its independence.

Compensation Committee

Our Compensation Committee met five (5) times during 2021.

Our Board has affirmatively determined that all members of the Compensation Committee are independent directors under the applicable rules of NYSE and the SEC. The Compensation Committee members also qualify as non-employee directors under Exchange Act Rule 16b-3. Our Compensation Committee’s functions are described in its charter, which is available on the Committee Charter page of our website at www.enova.com.

As described in its charter, the Compensation Committee’s responsibilities include: overseeing the Company’s overall compensation structure and practices, including providing guidance to management on significant issues affecting compensation philosophy or policy; reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and the Company’s other executive officers; setting the Company’s general policy regarding executive compensation; granting stock options, restricted stock and other discretionary awards under the Company’s stock option and other equity incentive plans; reviewing and making recommendations to the Board with respect to matters concerning the Company’s stock and cash-based incentive compensation plans; reviewing and discussing with management the Compensation Discussion and Analysis required to be included in the Company’s proxy statement for each annual meeting of stockholders or annual report on Form 10-K; overseeing and considering the results of the Company’s submissions to stockholders on matters relating to executive compensation including advisory votes on executive compensation and frequency of such votes; and reviewing with the CEO the functions of the CEO and other executive officers of the Company and the succession plans relating to these officers.

The Compensation Committee has primary responsibility for determining our compensation programs for executive officers and directors. In evaluating the level of executive officer and director compensation, the Compensation Committee takes into consideration advice from its independent consultant and recommendations from senior management. The Compensation Committee has sole authority to engage and compensate a compensation consultant and determine its independence from management. The compensation consultant is accountable and reports directly to the Compensation Committee.

Compensation Committee Interaction with Compensation Consultants

Since 2014, the Compensation Committee has engaged Towers Watson & Co., n/k/a Willis Towers Watson plc (Willis Towers Watson), an executive compensation consulting firm, to assist with its review of the compensation programs for our executive officers and the compensation disclosures in this proxy statement. The Compensation Committee intends to continue engaging Willis Towers Watson in an advisory capacity with respect to executive compensation matters, including reviewing the compensation disclosures in this proxy statement. Although the Compensation Committee retains Willis Towers Watson, Willis Towers Watson interacts directly with our executive officers when necessary and appropriate. Willis Towers Watson’s advisory services include providing industry and peer group compensation data, presenting compensation plan designs to the Compensation Committee for consideration, conducting an annual risk assessment of our executive compensation programs and attending Compensation Committee meetings. The Compensation Committee considered and assessed all factors specified under NYSE Listing Rules with respect to advisor independence and determined that Willis Towers Watson is an independent executive compensation firm.

Nominating and Corporate Governance Committee

Our Nominating and Governance Committee met two (2) times during 2021.

Our Board has affirmatively determined that all members of the Nominating and Governance Committee are independent directors under the applicable rule of NYSE. The Nominating and Corporate Governance Committee’s functions are described in its charter, which is available on the Committee Charters page of our website at www.enova.com.

As described in its charter, the Nominating and Governance Committee’s responsibilities include: identifying, assessing and recommending director candidates; developing the criteria for selecting director candidates; recommending for approval to the Board director candidates; assisting the Board in assessing director independence; reviewing the structure and charters of Board committees and recommending to the Board, if desirable, changes in their number, responsibilities and membership; reviewing and approving related person transactions; providing oversight of our Related Person Transaction Policy and our Insider Trading Policy; administering, reviewing and reassessing the adequacy of our Corporate Governance Guidelines and recommending any proposed changes to the Board; recommending other changes in corporate governance to the Board for approval from time to time; and overseeing annual evaluations of the Board and its committees.

Our Nominating and Corporate Governance Committee has the authority to consult with, retain and terminate, special legal counsel, search firms used to identify director candidates, or other consultants or advisors to advise the Nominating and Corporate Governance Committee as circumstances may dictate. The Nominating and Corporate Governance Committee also has the authority to approve the terms of engagement of, fees payable to, and any agreements with such outside advisors.

All of the nine director nominees identified in this proxy statement are current directors. The Nominating and Corporate Governance Committee reviewed the qualifications of each nominee and recommended each nominee for election to the Board.

The Nominating and Corporate Governance Committee will accept director nominations from stockholders made in accordance with our Bylaws. The Nominating and Corporate Governance Committee Charter guides our Nominating and Corporate Governance Committee in considering candidates for director, including nominees submitted by stockholders. Candidates for Board membership are to be selected based on their character, judgement, business experience and acumen. Financial expertise, independence and familiarity with national and international issues affecting business are also considered. In assessing potential new directors, the Nominating and Corporate Governance Committee also considers diversity of personal and professional background, perspective, experience, age, gender and ethnicity.

Our Nominating and Corporate Governance Committee reviews annually the overall skills, characteristics and experience of our Board.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board (Chairman) and CEO may be separated or combined, as the Board determines from time to time. Our Board has appointed Mr. Fisher as our CEO and Chairman. In addition, our Board has appointed Mr. Gray to serve as our Lead Independent Director.

The Lead Independent Director’s responsibilities include:

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presiding over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
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communicating to the Chairman feedback from executive sessions as appropriate;
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serving as liaison between senior management and the Board;
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reviewing Board and committee agendas and schedules to confirm that appropriate topics are reviewed and sufficient time is allocated to each;
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calling meetings of the independent directors, if desired;
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supervising the Board’s determination of the independence of its directors; and
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such other responsibilities as the independent directors may designate from time to time.

Our Board believes that the current leadership structure best serves our stockholders and that combining the role of Chairman and CEO enables a single voice to set the tone and have primary responsibility for the management of our company. Our CEO is the person most familiar with our business and is in the best position to effectively identify strategic priorities and opportunities, leading the Board in the discussion of the execution of our strategy and facilitating the flow of information between the Board and management.

Our Board believes that the designation of a Lead Independent Director with substantive responsibilities, a board comprised of a majority of members who are independent directors and our strong corporate governance policies and procedures achieves the appropriate balance for the combined role of Chairman and CEO.

The Board will regularly review its leadership structure and take into account the responsibilities of the leadership positions and the directors qualified to hold such positions. In conducting this review, the Board will consider, among other things: (i) the policies and practices in place that provide independent board oversight; (ii) our performance and the effect a particular leadership structure may have on that performance; (iii) the structure that serves the best interests of our stockholders and (iv) any relevant legislative or regulatory developments.

The Board’s Role in Risk Management

Our full Board oversees our risk management process. Our Board oversees a company-wide approach to risk management, carried out by our management. Our full Board determines the appropriate level of risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risks in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial and regulatory compliance risks. Our Nominating and Corporate Governance committee is responsible for overseeing the management of risks associated with maintaining the independence of our Board. Pursuant to our Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

Environmental and Social Responsibility

Since Enova’s founding, we have been committed to delivering on our mission of helping hardworking people get access to fast, trustworthy credit. Our customers include the large portion of individuals in America and across the world who cannot get a loan from a bank. They rely on us for transparent, fair credit options that meet them where they are, enable them to manage their current financial matters, and provide them with the opportunity to improve their financial health. In order to deliver on our mission, we focus on advancing our values-driven culture. We put our customers first by developing innovative features, upholding responsible business practices, and providing customers with the flexibility they need and the world-class service they deserve. This commitment to excellence extends to our corporate culture. Starting with senior leadership and extending to all levels of the organization, we value and encourage the unique perspectives and contributions of our diverse team members. We know that diverse teams outperform homogeneous ones, and we strive to foster representation and belonging across the organization. Beyond investing in the wellbeing of our customers and our employees, we also take seriously our responsibility to act as a good corporate citizen. That’s why Enova is committed to giving back to the communities where our employees live and work and to minimizing our impact on the environment. Below are just a few examples of the ways we drove our commitment to upholding responsible and transparent business practices; fostering an inclusive and engaging culture for employees; executing on corporate giving and volunteerism; and improving sustainability measures in 2021.

Environmental

Enova has an online-only business model and partially distributed workforce, resulting in a relatively limited environmental footprint. However, we recognize we have a responsibility to minimize and offset our impact on the planet. That’s why we began a carbon offsetting program and are in the process of offsetting our carbon emissions for 2020 and 2021. In addition, our Headquarters in downtown Chicago is LEED Gold certified, and our Utah location’s interiors are LEED Gold certified. Enova’s Chicago, Denver, New York, and Utah offices are ENERGY STAR certified. The LEED program evaluates and recognizes buildings based on factors related to climate change, water resources, biodiversity, green economy, community, and natural resources.

Social

People

We recognize that the people are the driving force behind our business. That’s why we work to foster an engaging and inclusive work environment for our diverse team. We strive to offer competitive pay and benefits and healthy work-life balance while providing team members with opportunities to grow, learn, and advance their careers.

Regarding ongoing education, we offer a combination of required and optional learning and development opportunities to every Enova employee. Our learning and development is facilitated and guided primarily by our Talent Development team, Operations Learning and Development team, company leaders and subject matter experts, and our People team. We utilize an enterprise learning management system to deliver and manage all online learning. Enova employees can utilize tuition reimbursement or department training budgets for external learning and development. In addition, we invest in our talent through our leadership and mentor programs, as well as other events focused on professional development.

The primary objectives of our compensation program are to: support Enova’s core values; attract, motivate and retain the best talent; encourage and reward high performance and results, while aligning short- and long-term interests with those of our stockholders; and reinforce our strategy to grow our business as we continue to innovate. We offer employees competitive and comprehensive total rewards packages. For U.S. based employees, this includes competitive base bay; annual bonus consideration; long-term incentive grants; employer-subsidized health, dental, and vision insurance; employer match for 401(k) savings; paid time off; unpaid time off, group term life and disability insurance, a paid volunteer day, paid holidays, paid parental leave, and a summer hours program. Enova offers additional corporate perks to its U.S. employees, including a discount savings program, tuition reimbursement, last minute childcare reimbursement, and meal ordering. Enova also offers a paid four-week sabbatical program for eligible employees. Legal, financial, and work-life solutions and support are available through our Employee Assistance Program.

Diversity, equity, and inclusion (DEI) are highly valued at Enova. We are committed to fostering a culture where everyone is treated equitably and fairly, with a sense of belonging, community, and value. We believe that DEI is important to all aspects of our business, including our goal to attract, develop, and retain talent from underrepresented groups. Our business is better when we have a team of people from diverse backgrounds, experiences, talents, skills, and perspectives contributing to our success. We approach DEI in two ways: representation and belonging. These commitments require attention to outcomes and sustainable action driven by our leadership and our employees. To further our commitment, in 2021, we created a new position, Diversity, Equity, & Inclusion Lead, focused exclusively on fostering and driving our DEI initiatives and values. A key part of this role is partnering with Enova’s DEI Council, DEI groups, and business teams to ensure that our initiatives have an impactful role in our culture and day-to-day work. We currently have seven DEI groups at Enova: Apex@Enova (Asian Pacific Experience), B.L.A.C.K.@Enova (Boosting Love Achievement Culture Knowledge), HOLA@Enova (Hispanic or Latino Alliance), Parents@Enova, Pride@Enova, South Asians@Enova, and Women@Enova. In 2021 we also rolled out inclusive culture training for our senior leaders and employees, planned and executed 26 DEI-focused events, provided charitable donations to DEI-focused nonprofit organizations, and increased the diversity of our Board of Directors and Executive Team. Finally, Enova’s recruiting team partners with our affinity groups to actively expand our talent pool in an effort to attract a more diverse group of potential new employees. These represent just a few of our efforts. Through community investment, education, recruiting practices, and workforce engagement efforts, Enova will continue to actively support DEI both inside Enova and in our communities.

Customers

Enova’s products provide fair, transparent, and fast credit options for millions of people who are likely to be turned down by a bank or credit union. We follow through on our core value of Customer First by developing fair, transparent products that meet customers where they are and provide them with a path forward. At the most basic level, this means following all applicable product labeling requirements, including TILA disclosures. It also means protecting our customers’ data and privacy. Our IT Risk Management team carefully monitors data protection and privacy risks and practices to ensure data security and customer privacy. We follow privacy practices that comply with national and state legislative requirements and uphold National Institute of Standards and Technology Data

Security and Cybersecurity Standards. All of our employees are required to complete regular compliance training multiple times per year, delivered through our learning management system. Our compliance training modules are regularly updated to reflect changes in national and state laws and regulations.

Beyond these basics, we are committed to providing customers with the highest quality products with the innovative features they want and the world-class service they deserve. Our business practices reward employees for responsible decision-making and driving positive customer outcomes. This commitment to putting customers first was evident during the pandemic, when we suspended assessing late fees and offered additional flexibility with due date adjustments, payment deferrals and payment plans. We recognize that upholding our mission of providing fast, trustworthy credit for hardworking people is paramount in this uncertain time for Americans, and now, as we always have, we will endeavor to make the best, most responsible lending decisions for our customers.

Our products also offer customers the opportunity to improve their financial health. Federal Reserve data confirms those with credit scores under 680 apply for credit at the same rate but are rejected at more than three times the rate of those with higher credit scores. In addition, a financial health survey of our customers showed that approximately one-third of customers report they have had fewer opportunities to build credit history. Through our NetCredit brand, we report on-time payments to the major credit bureaus so that customers can build their credit history and achieve lower-cost credit over time. Our research shows that NetCredit customers report higher credit scores which make them eligible for lower APRs with us or other lenders for subsequent loans.

We also provide our consumer and SMB customers with resources to help them improve their financial health. For instance, NetCredit’s SpringFour partnership connects customers with trusted resources nearby to help them explore options for covering expenses, get in touch with employment services and save money. Our brands also publish resources for customers on their blogs.

Our commitment to consistently putting our customers first is reflected in our customer service scores. Our brands attained Trustpilot scores at the beginning of 2022 between 4.6 and 4.8 out of a total possible score of 5.0.

Community

We are dedicated to having a positive impact on the communities where we live and work. At a company level, Enova invests financially in organizations that are dedicated to strengthening and broadening access to quality education; improving the lives of children and young adults in need; and providing access to high quality financial literacy programs. We also give to organizations furthering diversity, equity, and inclusion.

Through our Enova Gives program, we plan volunteer opportunities for employees and amplify the impact employees can have on causes they care about. Corporate employees are granted one paid volunteer day per calendar year to volunteer with or on behalf of a qualified 501(c)(3) non-profit organization of their choice during work hours. In addition, Enova matches charitable donations from employees to qualifying 501(c)(3) non-profit organizations—up to $250 per person each calendar year. Twice per year, two non-profit organizations that receive donations under the matching program become eligible for an additional one-time donation of either $2,000 or $3,000, to be decided by employee vote.

Enova is also an active member of the Chicago technology community. In conjunction with our Women @ Enova affinity group, we founded the Chicago Women in Technology Conference (ChiWiTCon) in 2016. The conference serves as an inspiring gathering of technologists that brings the achievements, aspirations, and career interests of women in technology to the forefront.

Governance

As a publicly-traded company with an established national presence, our Board is dedicated to its oversight responsibilities and oversees our internal policies as they relate to risk management and compliance. For additional information on matters related to our corporate governance, see our website at www.enova.com in the Investor Relations section under “Corporate Governance.”

Legal Proceedings

To the best of our knowledge, there are no material proceedings adverse to us or any of our subsidiaries in which any of our directors, director nominees or executive officers or their affiliates or associates, or any owner of record or beneficially of more than 5% of any class of our Common Stock or their affiliates or associates, is a party adverse to us or in which any such person has an interest that is materially adverse to us or any of our subsidiaries.

Compensation Committee Interlocks and Insider Participation

During 2021, the Compensation Committee consisted of Daniel R. Feehan (Chair), Gregg A. Kaplan and Mark A. Tebbe. Currently and at all times during 2021, none of our executive officers served on the compensation committee or as a director of another entity where an executive officer of that entity also served on our Compensation Committee or the Board.

Director Compensation

We provide competitive compensation to our non-employee directors that is designed to attract and retain high-quality directors, provide them with compensation at a level that is consistent with our compensation objectives, and encourage their ownership of our stock to further align their interests with those of our stockholders. Our directors who are also employees receive no additional compensation or stock awards for service on our Board, although we may reimburse them for travel and other expenses. We pay an annual retainer fee of $65,000 to each non-employee director. We pay an annual retainer fee of $25,000 to the non-employee director chairs of each of the Audit Committee and Compensation Committee and to the independent director serving as the Lead Independent Director, and we pay an annual retainer fee of $10,000 to the non-employee director chair of the Nominating and Corporate Governance Committee. These retainers are paid in cash in quarterly installments.

Our non-employee directors are each eligible to receive an annual grant of RSUs. An annual RSU grant valued at $140,000 was made to each of our non-employee directors on May 11, 2021, which will fully vest 12 months from the grant date. The number of RSUs granted was determined based on the average of the closing price of our common stock for the last 45 trading days preceding the grant date. Our non-employee directors are eligible to receive annual RSU grants on or shortly following the date of each annual meeting of stockholders.

The table below sets forth the director compensation paid or earned by our non-employee directors in fiscal year 2021. Mr. Fisher, who also served as our CEO, received no compensation for serving as a director and is not included in the table below.

Name	Fees Earned or Paid in cash ($)	Stock Awards ($)(1)	Total ($)
Ellen Carnahan	90,000	146,266	236,266
Daniel R. Feehan	90,000	146,266	236,266
William M. Goodyear	65,000	146,266	211,266
James A. Gray	97,500	146,266	243,766
Gregg A. Kaplan	65,000	146,266	211,266
Mark P. McGowan	65,000	146,266	211,266
Linda Johnson Rice	67,500	146,266	213,766
Mark A. Tebbe	65,000	146,266	211,266

(1)
In accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (ASC 718), the amounts in this column were calculated by multiplying the number of RSUs granted by the closing stock price of Enova’s common stock on the last trading day preceding the grant date, which was $36.88. These awards will vest 12 months from the date of grant. In addition, all unvested RSUs granted will automatically vest if a change-in-control occurs prior to the termination of the director’s service on our Board. Each vested RSU entitles the director to receive one share of our common stock shortly after vesting.

Compensation Discussion and Analysis

Executive Summary

The goal of our executive compensation program is to attract, motivate and retain high-quality executives who will provide leadership for our success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe in pay for performance, as further detailed throughout our “Compensation Discussion and Analysis.” We believe that our NEOs’ compensation illustrates our pay-for-performance culture as a significant portion of the compensation paid to our NEOs is comprised of short- and long-term incentive compensation that is based on our performance or the performance of our common stock. The connection between pay and performance is the cornerstone of our executive compensation philosophy and strategy and serves to validate the design of our executive compensation program, which consists of the following primary elements:

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Market competitive base salaries;
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Short-term incentive opportunities driven primarily by quantitative measures, including our revenue, adjusted EBITDA and adjusted EPS performance (each as defined below), and supplemented with qualitative measures such as maintaining effective compliance and training programs, maintaining high customer satisfaction levels and driving employee engagement; and
●
Long-term incentive opportunities consisting of time-based RSUs and stock options.

We believe our 2021 executive compensation program strongly linked company performance and executive pay and aligned the interests of our NEOs with the interests of our stockholders. The Compensation Committee monitors market practices and engages with our stockholders and other stakeholders to ensure that our executive compensation program continues to reflect our strategy and remains competitively positioned and appropriately structured to align pay and performance. The Company’s strong 2021 financial results are reflected in full-year results of:

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Revenue: $1,208 million – Approximating the aggregate of the quarterly targets.
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Adjusted EBITDA: $473 million – Exceeding the aggregate of the quarterly targets.
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Adjusted EPS: $7.57 – Exceeding the aggregate of the quarterly targets.

In light of this strong financial performance and achievement of established discretionary plan objectives, the Committee approved a short-term cash incentive payout of 128% of target.

For the annual long-term incentive grants made in February 2021, the Committee made a key change to the long-term incentive (LTI) program by making a one-year shift to 100% RSUs, from a split of 50% stock options and 50% RSUs, due to the continued market volatility and uncertainty resulting from the ongoing COVID-19 pandemic. In addition, the Committee decided to return to the 50% stock option and 50% RSU mix for the 2022 LTI grant and move to quarterly grants of stock options beginning in August 2021 to temper the impact of Enova’s stock price volatility on the stock option grants.

Named Executive Officers

The following individuals were our NEOs for fiscal year 2021.

Name	Position
David Fisher	Chief Executive Officer (Principal Executive Officer)
Steven Cunningham	Chief Financial Officer (Principal Financial Officer)
Kirk Chartier	Chief Strategy Officer
Sean Rahilly	General Counsel and Chief Compliance Officer

Our Compensation Philosophy and Objectives

Our Compensation Committee determines the design of our executive compensation program and has implemented the executive compensation policies and practices described below.

General

We believe compensation provided to our executives should be performance-based, competitive in the markets and industries in which we compete for talent, closely linked to our stockholders’ interests and reflect each executive’s contribution in enhancing our stockholders’ investment in us.

Primary Objectives

The primary objectives of our executive compensation program are to:

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support Enova’s core values;
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attract, motivate and retain the best executive talent;
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encourage and reward high performance and results, while aligning executive short- and long-term interests with those of our stockholders;
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reinforce our strategy to grow our business as we continue to innovate, execute and diversify; and
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align an appropriate level of risk to be taken by our executives to achieve sustained long-term growth while discouraging excessive risk taking to achieve short-term results.

Compensation Committee’s Role in Establishing Executive Compensation

Our Compensation Committee approves, or recommends to the independent members of our Board for approval, all compensation decisions relating to our NEOs and other executive officers, including grants of short- and long-term incentive awards, which may include cash- and equity-based awards. Key responsibilities of our Compensation Committee are to:

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ensure our executives are fairly compensated based upon results and contributions to our growth and profitability;
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ensure our executives are incentivized to achieve exceptional performance and rewarded for outstanding results;
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make executive compensation decisions that support our compensation philosophy and our strategic and risk objectives, as well as stockholder interests;
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provide oversight of our executives’ compliance with our stock ownership guidelines; and
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assess the risks associated with our executive compensation programs.

Management’s Role in Establishing Compensation

Our CEO is the primary management contact with our Compensation Committee. Our CEO recommends to the Compensation Committee changes in compensation for our NEOs and other executive officers, based on an assessment of each individual’s responsibilities and contributions to our results and the individual’s potential for future contributions to our success. None of the other executive officers are involved in the CEO’s compensation recommendations, and neither the CEO nor any other executive officers are involved in the determination of the CEO’s compensation.

Competitive Reference Points

Our Compensation Committee selects competitive market reference points with which we compare our executive compensation policies and practices from time to time. The Compensation Committee may retain compensation consultants to gather and present such information.

In making compensation decisions, the Compensation Committee has historically reviewed the compensation policies and practices of a peer group of publicly-traded companies (Executive Compensation Peer Group) participating in a sufficiently broad range of industries to capture the uniqueness of our business, customers, industry, technology, markets where we compete for talent and regulatory environment. The companies selected by our Compensation Committee for the Executive Compensation Peer Group are of a similar size to Enova and operate in high-technology, internet retail, online-focused consumer finance or in other highly regulated industries.

We believe it is important to maintain peer group stability from year-to-year, but equally important to make changes when they would improve market comparability and better align with our peer group selection criteria.

Our Compensation Committee engaged Willis Towers Watson to review and propose updates, as needed, to the Executive Compensation Peer Group to be used by the Compensation Committee in determining compensation to be paid to our NEOs for fiscal year 2021 and to provide compensation information for these companies. The following publicly traded companies were selected as our Executive Compensation Peer Group for fiscal year 2021 compensation decisions:

• CoreLogic, Inc.	• Investment Technology Group
• CURO Group Holdings Corp.	• LendingClub Corporation
• Elevate Credit, Inc.	• Morningstar, Inc.
• Envestnet, Inc.	• Nelnet, Inc.
• Fair Isaac Corporation.	• OneMain Holdings, Inc.
• Green Dot Corporation	• Regional Management Corp.
• Groupon, Inc.	• SS&C Technologies Holdings, Inc.
• Grubhub, Inc.	• World Acceptance Corp.

Our Compensation Committee, with the support of Willis Towers Watson, undertook a review of our 2021 Executive Compensation Peer Group in August 2021 and removed CoreLogic, Inc. and Grubhub, Inc. due to acquisition. The Compensation Committee decided to add Euronet Worldwide, Inc., Jack Henry & Associates, Inc., LendingTree, Inc., Navient Corporation, PROG Holdings, Inc. and TransUnion and remove Investment Technology Group, Regional Management Corp. and SS&C Technologies Holdings, Inc. to more closely align Enova’s revenue with the peer median.

Our Compensation Committee considers the Executive Compensation Peer Group compensation information provided by our compensation consultant as a reference point when making compensation decisions and assessing the market competitiveness of our compensation programs for our NEOs with respect to the following elements of compensation:

Base Salaries. Subject to the discretion of the Compensation Committee, our base salaries generally range between the 50th and 75th percentile of our Executive Compensation Peer Group, aligning closer to the 75th percentile for sustained superior performance;

Short-term Incentive Compensation. Subject to the discretion of the Compensation Committee, short-term incentive compensation targets generally range between the 50th and 75th percentile of our Executive Compensation Peer Group, with awards aligning closer to the 75th percentile for sustained superior performance; and

Long-term Incentive Compensation. Subject to the discretion of the Compensation Committee, long-term incentive compensation targets generally range between the 50th and 75th percentile of our Executive Compensation Peer Group, with awards aligning closer to the 75th percentile for sustained superior performance.

Principal Elements of Our Executive Compensation Program

Our executive compensation program is comprised of the following elements:

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Base salary.

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A performance-based annual cash incentive award, intended to increase stockholder value and our success by motivating executives to perform at their best and meet and exceed specified objectives.
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The goal of the annual cash incentive award is to provide executives with motivating incentives based on the achievement of goals relating to Enova or Enova’s individual business units.
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Clear and objective financial and non-financial performance goals, including strategic qualitative initiatives are established to provide an opportunity for increased rewards for exceptional results.
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Long-term incentive compensation consists of time-based RSUs and stock options. The purpose of our long-term incentives is to promote Enova’s long-term business strategy and the interests of our stockholders by:
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providing a line of sight to the long-term strategic goals of Enova;
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attracting and retaining executive talent;
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enabling executives to participate in our long-term growth and develop a sense of ownership by acquiring a proprietary interest in Enova; and
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providing long-term incentives with upside earnings opportunity for exceptional performance and, in the case of stock options, with earnings opportunity only in the event Enova’s share price increases over time.

Some of our stockholders have voiced a preference that a portion of named executive officers’ long-term equity incentives should vest based on the achievement of specific performance goals relating to our business strategy. At the same time, however, many of our other stockholders acknowledged that options are prevalent in the financial technology industry and may be considered performance-based in that no value is recognized unless the stock price appreciates, a perspective shared by the Compensation Committee. In addition, many of our stockholders agreed that we had the appropriate mix of equity vehicles for our industry and stage. We believe that we would be disadvantaged if we did not offer time-vested equity awards since most companies with which we compete for top talent (including some companies in the Executive Compensation Peer Group) provide time-vested equity awards to their executive team.

Each year the Compensation Committee evaluates the appropriate equity vehicles for executive compensation, and as part of this evaluation considers, and will continue to consider, the use of awards that vest based on specific performance criteria.

As a result of the Compensation Committee’s annual review of the LTI program for 2021, a change was made to the 2021 LTI program. Our Company was facing uncertainty going into 2021 related to the COVID-19 pandemic, as discussed in “Risk Factors” in Part I, Item 1A and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report. Amidst this uncertainty, the Compensation Committee determined that it was imperative that we continue to motivate, attract and retain qualified executives to execute on our strategy and navigate the challenges ahead. Accordingly, the Compensation Committee revised the 2021 LTI mix from 50% stock options and 50% RSUs to 100% RSUs to account for this uncertainty and relative market volatility resulting from the COVID-19 pandemic. The Compensation Committee believed that granting 100% RSUs for 2021 on a temporary basis would provide the desired levels of stability while maintaining alignment with stockholders' interests. Later in 2021, the Compensation Committee reviewed the LTI program in its entirety to ensure that, moving forward, it will continue to reflect our strategy, remains competitive and appropriately aligns pay and performance. As a result of this review, the Compensation Committee made the decision to return to a 2022 LTI mix consisting of 50% stock options and 50% RSUs.

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Retirement benefits, including a 401(k) plan, a nonqualified savings plan, a supplemental executive retirement plan, and a severance pay plan for executives.
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100% health insurance coverage (medical, dental and vision).
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Certain additional benefits available to executives that may include: employment contracts, retention agreements and other similar benefits, including, but not limited to, executive short-term and long-term disability plans, which are not expected to be utilized frequently but may be used selectively and only if and when appropriate.

In addition to our Compensation Committee, from time to time our Board may also review and approve our executive compensation philosophy or elements thereof and other matters related thereto when necessary or appropriate.

2021 Compensation for Named Executive Officers

The 2021 compensation levels for Messrs. Chartier, Cunningham and Rahilly were recommended by Mr. Fisher and approved by the Compensation Committee at the beginning of fiscal year 2021. In determining 2021 compensation levels, the Compensation Committee considered each element of compensation and the fit of each such element into the respective officer’s total compensation package. The compensation packages were designed with a goal of balancing short-term compensation, including base salary and short-term incentive compensation, with long-term compensation. The Compensation Committee believes that providing both short-term incentive compensation that is paid based on the achievement of specific quantitative and qualitative targets and share-based long-term incentive compensation that provides equity ownership in the Company helps to align our NEOs’ interests with those of our stockholders.

Base Salary

Base salaries are reviewed and considered by the Compensation Committee on an annual basis or as otherwise deemed appropriate by the Compensation Committee. Mr. Fisher’s 2021 base salary was set by the Compensation Committee at a level the Compensation Committee believed to be competitive in the market in which we compete for talent and reflective of strong 2020 performance. In recommending the 2021 base salaries for Messrs. Chartier, Cunningham and Rahilly, Mr. Fisher took into consideration the overall performance of the Company, each officer’s breadth of responsibilities, their impact on financial and operational results over the prior year, their leadership and accomplishments that affected the Company’s performance, their achievement of goals throughout the year and competitive market positioning.

The annual base salaries for our NEOs as of December 31, 2021, including their percentage increase over their salaries in effect on December 31, 2020 were as follows:

Name	2021 Annual Base Salary ($)	2020 Annual Base Salary ($)	Percentage Difference from 2020 to 2021
Mr. Fisher	886,000	860,000	3.0%
Mr. Cunningham	529,935	514,500	3.0%
Mr. Chartier	442,411	429,525	3.0%
Mr. Rahilly	394,748	383,250	3.0%

Short-Term Incentive Compensation

Enova’s Senior Executive Bonus Plan provides for 75% of the total short-term cash incentive (STI) compensation opportunity, and our Discretionary Bonus Plan provides for 25% of the total STI compensation opportunity (collectively, the 2021 STI plan).

In February 2021, based on the current operating environment, the Compensation Committee agreed to the financial goals being presented quarterly for approval along with the prior quarters’ achievement against goals. The Compensation Committee determined that the total payout at the end of the year would be based on the average payout as a percent of target for the four quarters and would be presented for approval in January 2022. The Compensation Committee approved the quarterly measures and goals on a quarterly basis throughout 2021 along with the threshold, target and maximum opportunities for the awards to be made under the Senior Executive Bonus Plan and the Discretionary Bonus Plan for the 2021 performance period. The threshold, target and maximum opportunities, which are set as a percentage of base salary for each NEO, may vary from year-to-year at the discretion of the Compensation Committee. The target award amounts for total 2021 STI compensation, as a percentage of base salary, for our NEOs were as follows (threshold and maximum opportunities were 50% and 200% of target, respectively, consistent with 2020):

Name	Target Percentage of Base Salary
Mr. Fisher	120%
Mr. Cunningham	90%
Mr. Chartier	80%
Mr. Rahilly	65%

The 2021 STI performance measures and goals that were established for the awards made under our Senior Executive Bonus Plan were based on equal weightings of our (i) revenue (2021 Revenue), (ii) earnings before interest, income taxes, depreciation and amortization expenses and foreign currency transaction gain (loss), net (EBITDA), adjusted for certain items, which is a non-GAAP financial measure (2021 Adjusted EBITDA), and (iii) adjusted earnings per share (Adjusted EPS), which is also a non-GAAP financial measure (2021 Adjusted EPS). Payment of the STI awards granted under our Senior Executive Bonus Plan was subject to achievement of the following performance conditions:

●
Earnings Thresholds: Potential STI awards began to accrue based on formulas set forth in the Senior Executive Bonus Plan once the earnings thresholds for 2021 Revenue, 2021 Adjusted EBITDA and/or 2021 Adjusted EPS set by the Compensation Committee (the Earnings Thresholds) were exceeded.
●
Earnings Targets: Under the terms of the Senior Executive Bonus Plan, if the earnings targets set by the Compensation Committee for 2021 Revenue, 2021 Adjusted EBITDA and 2021 Adjusted EPS (the Earnings Targets) were achieved, then the NEO would be eligible to receive a cash payment equal to 100% of his or her target award with respect to each such Earnings Target achieved. If one or more Earnings Targets was exceeded, each NEO was eligible to receive a cash payment in excess of his or her target award with respect to the Earnings Target exceeded calculated in accordance with the formula set forth in the Senior Executive Bonus Plan.

The aggregate amounts of our quarterly Earnings Thresholds, Earnings Targets and Earnings Maximums for each of 2021 Revenue, 2021 Adjusted EBITDA and 2021 Adjusted EPS were as follows:

2021 STI performance measures
	Threshold ($)	Target ($)	Maximum ($)
2021 STI Adjusted Revenue	1,102.2 million	1,224.7 million	1,469.5 million
2021 STI Adjusted EBITDA	253.0 million	316.1 million	442.7 million
2021 STI Adjusted EPS	3.42	4.26	5.97

Our actual 2021 Revenue was $1.208 billion.

Our actual 2021 Adjusted EBITDA was $473.0 million, which is comprised of the following (in thousands):

2021 Adjusted EBITDA
Net income from continuing operations	$256,295
Depreciation and amortization expenses(1)	35,362
Interest expense, net(1)	75,929
Foreign currency transaction loss (gain)(1)	372
Provision for income taxes	80,087
Stock-based compensation expense	21,179
Adjustments:
Transaction-related costs(2)	1,424
Equity method investment income	(2,953)
Other nonoperating expenses(3)	1,970
Lease termination and cease-use loss (gain)(4)	3,336
2021 Adjusted EBITDA	$473,001

(1)
Excludes amounts attributable to noncontrolling interests.
(2)
In the first and second quarters of 2021, the Company recorded costs related to acquisitions and to a divestiture of a subsidiary.
(3)
In the first quarter of 2021, the Company recorded a loss on early extinguishment of debt related to the repayment of securitization debt. In the second quarter of 2021, the Company recorded costs related to an incomplete transaction. In the fourth quarter of 2021, the Company recorded a loss related to the partial divestiture of a subsidiary.
(4)
In the third and fourth quarters of 2021, the Company recorded a gain and loss, respectively, upon the exit of leased office spaces.

Our actual 2021 Adjusted EPS was $7.57 per share, which is comprised of the following:

2021 Adjusted EPS
Diluted earnings per share	$6.79
Adjustments:
Transaction-related costs(1)	0.04
Other nonoperating expenses(2)	0.05
Intangible asset amortization	0.18
Stock-based compensation expense	0.56
Foreign currency transaction loss (gain)	0.01
Cumulative tax effect of adjustments	(0.26)
Lease termination and cease-use loss (gain)(3)	0.20
2021 Adjusted EPS	$7.57

(1)
In the first and second quarters of 2021, the Company recorded costs related to acquisitions and to a divestiture of a subsidiary.
(2)
In the first quarter of 2021, the Company recorded a loss on early extinguishment of debt related to the repayment of securitization debt. In the second quarter of 2021, the Company recorded costs related to an incomplete transaction. In the fourth quarter of 2021, the Company recorded a loss related to the partial divestiture of a subsidiary.
(3)
In the third and fourth quarters of 2021, the Company recorded a gain and loss, respectively, upon the exit of leased office spaces.

As previously noted, total payout for the year was based on the average payout as a percent of target for the four quarters. The following table summarizes the aggregated quarterly target opportunities and actuals as well as the average payout percentages for the full year, which resulted in total STI payments made at 137% of target levels under the terms of the Senior Executive Bonus Plan:

	2021 STI performance measures
	Actual ($)	Target ($)	Payout (%)
2021 STI Adjusted Revenue	1,208 million	1,225 million	96%
2021 STI Adjusted EBITDA	473.0 million	316.1 million	163%
2021 STI Adjusted EPS	7.57	4.26	153%
2021 STI payout as a percent of target payout (average):			137%

Threshold, target and maximum opportunity under the Senior Executive Bonus Plan for 2021 for each of our NEOs and the payments earned under the Senior Executive Bonus Plan for 2021 were as follows:

	Senior Executive Bonus Plan
Name	Threshold ($)	Target ($)	Maximum ($)	Payment Earned ($)
Mr. Fisher	398,700	797,400	1,594,800	1,094,789
Mr. Cunningham	178,853	357,706	715,412	491,250
Mr. Chartier	132,723	265,447	530,893	364,547
Mr. Rahilly	96,220	192,440	384,879	264,283

Our Compensation Committee also adopted five performance objectives and target opportunities for the 2021 performance period under the Discretionary Bonus Plan. The performance objectives were to (i) achieve a 95% completion rate within 15 days after the year end for all training courses, (ii) maintain effective compliance and training programs in the jurisdictions in which we operate such that there are no significant regulatory actions taken by our regulators, (iii) maintain high customer satisfaction levels, (iv) be an Awesome Place to Work for great talent and (v) explore new products and businesses to drive future growth. The Discretionary Bonus Plan is intended to increase stockholder value and our success by providing our officers and other employees with bonus awards based upon exceptional individual achievement or exceptional performance by us or our individual business units, which ultimately leads to stockholder value creation and enhances our financial performance over the long-term. The Compensation Committee assessed the Company’s performance against the 2021 Discretionary Bonus Plan performance objectives at target. The Compensation Committee determined that the Company met targets by completing a record year for hiring amidst the COVID-19 pandemic, converting to a fully remote working environment and integrating OnDeck and acquiring Pangea. Based on individual performance levels, the Compensation Committee approved the following actual payments under the Discretionary Bonus Plan to our participating NEOs:

	Discretionary Bonus Plan
Name	Target ($)	Payment Earned ($)	Payment Earned as a Percentage of Target
Mr. Fisher	265,800	265,800	100%
Mr. Cunningham	119,235	119,235	100%
Mr. Chartier	88,482	88,482	100%
Mr. Rahilly	64,147	64,147	100%

In summary, aggregate payments earned under the 2021 STI plan by each of our participating NEOs were as follows:

Name	Senior Executive Bonus Plan ($)	Discretionary Bonus Plan ($)	Total ($)	Percent of Target
Mr. Fisher	1,094,789	265,800	1,360,589	128%
Mr. Cunningham	491,250	119,235	610,485	128%
Mr. Chartier	364,547	88,482	453,029	128%
Mr. Rahilly	264,283	64,147	328,430	128%

Long-Term Incentive Compensation

Long-term incentive compensation was awarded under the Company’s 2014 Long-Term Incentive Plan (2014 LTIP). The purpose of the 2014 LTIP is to promote the interests of Enova and its stockholders by giving us a competitive advantage in attracting, retaining and motivating employees, officers, consultants and directors capable of assuring our future success. The 2014 LTIP is designed to provide such persons incentives that are directly linked to the profitability of our business and increases in stockholder value, and to afford such persons an opportunity to acquire a proprietary interest in Enova. A variety of plan-based awards may be made under the 2014 LTIP, including both equity and non-equity based awards.

Our Company was facing uncertainty going into 2021 related to the COVID-19 pandemic, as discussed in “Risk Factors” in Part I, Item 1A and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K. Amidst this uncertainty, it remains imperative that we continue to motivate, attract and retain qualified executives to execute on our strategy and navigate the challenges ahead. Accordingly, the Compensation Committee revised the 2021 LTI mix from 50% stock options and 50% RSUs to 100% RSUs to account for this uncertainty and relative volatility resulting from the COVID-19 pandemic. The Compensation Committee believed that granting RSUs in 2021 on a temporary basis would provide the desired levels of stability while maintaining alignment with stockholders. Later in 2021, the Compensation Committee reviewed the LTI program in its entirety to ensure that, moving forward, it will continue to reflect our strategy, remain competitive and appropriately align pay and performance. As a result of this review, the Compensation Committee made the decision to return to a 2022 LTI mix consisting of 50% stock options and 50% RSUs. In addition, the Committee decided to move to quarterly grants of stock options to temper the impact of Enova’s stock price volatility on the stock option grants. For transition purposes, the Committee granted two quarters of the 2022 stock option grant in 2021 (i.e., August and November of 2021) to prevent a delay in stock option grants that would have otherwise occurred with the transition to quarterly grants (i.e., February, May, August and November of 2022). The vesting on the August and November 2021 stock options grants was extended to align the vesting with the 2022 long-term incentive grant cycle. Specifically, the August and November 2021 stock options will vest one-third in each of February 2023, February 2024 and February 2025, subject to continued employment of the participant.

In February 2021, our Compensation Committee approved annual grants of RSUs to our NEOs as follows:

Name	Number of RSUs Granted (#)	Grant Date Fair Value of the Grant ($)(1)	Grant Date Fair Value as a Percentage of Base Salary	Target as a Percentage of Base Salary
Mr. Fisher	228,668	6,759,426	763%	630%
Mr. Cunningham	59,700	1,764,732	333%	275%
Mr. Chartier	49,840	1,473,270	333%	275%
Mr. Rahilly	24,256	717,007	182%	150%

(1)
The amounts shown in this column represent the grant date fair value of the RSUs granted to the NEOs in February 2021, as determined by the Compensation Committee. The amounts in this column were calculated by multiplying the number of RSUs granted by the closing stock price of Enova’s common stock on the last trading day preceding the respective grant date, which was $28.42 on February 8, 2021 and $30.70 on February 26, 2021 for grants on February 9, 2021 and March 1, 2021, respectively.

In August 2021 and November 2021, our Compensation Committee approved long-term incentive awards under the 2014 LTIP to our NEOs. These awards consisted of stock options and pertain to a portion of the 2022 equity program, as described above.

The following table shows the number of stock options granted to each of our NEOs in fiscal year 2021 and the grant date fair market value of such awards (in dollars and as a percentage of base salary):

Name	Number of Stock Options Granted (#)	Grant Date Fair Value of the Grant ($)(1)
Mr. Fisher	85,642	1,387,140
Mr. Cunningham	22,359	362,148
Mr. Chartier	18,666	302,332
Mr. Rahilly	9,084	147,134

(1)
The amounts shown in this column represent the aggregate grant date fair value of the stock options granted to the NEOs in August 2021 and November 2021, as determined by the Compensation Committee. The amounts in this column were calculated by multiplying the number of stock options granted by the respective fair market value based on the Black-Scholes method of valuation, which was $15.35 for the stock options granted in August 2021 and $17.03 for the stock options granted in November 2021.

Perquisites and Other Personal Benefits

Enova provides perquisites and other personal benefits to its officers that it believes are reasonable and consistent with its overall compensation program. A description of these perquisites and personal benefits, including the attributed costs, for our NEOs for fiscal year 2021, are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.

2022 Compensation Decisions

Base Salary

In connection with its annual review of base salaries of our NEOs, in January 2022, our Compensation Committee approved increased annual base salaries for Messrs. Chartier, Cunningham, Fisher and Rahilly effective as of February 6, 2022 as follows:

Name	2022 Annual Base Salary ($)	2021 Annual Base Salary ($)	Percentage Difference from 2021 to 2022
Mr. Fisher	930,976	886,000	5.1%
Mr. Cunningham	556,432	529,935	5.0%
Mr. Chartier	460,107	442,411	4.0%
Mr. Rahilly	410,537	394,748	4.0%

The Compensation Committee determined that base salary increases for all of our NEOs were supported by the Company’s solid financial performance in 2021 as well as meeting the Company’s Discretionary Bonus Plan performance objectives. Individual increases for our NEOs were supported by their individual performance, the performance of the areas of the business they manage and competitive market positioning.

Short-Term Incentive Compensation

In February 2022, our Compensation Committee approved the performance measures and goals of the STI plan for fiscal 2022 (2022 STI plan), which includes the Senior Executive Bonus Plan and Discretionary Bonus Plan for our NEOs and other executive officers. The total target STI award amounts for 2022 expressed as a percentage of base salary for our NEOs for the 2022 STI plan are as follow:

Name	Target Percentage of Base Salary
Mr. Fisher(1)	130%
Mr. Cunningham(2)	100%
Mr. Chartier	80%
Mr. Rahilly(3)	75%

(1)
Mr. Fisher’s STI target increased to 130% in 2022 from 120% in 2021 based on his individual performance in 2021 and to be more consistent with his peers externally.
(2)
Mr. Cunningham’s STI target increased to 100% in 2022 from 90% in 2021 based on his individual performance in 2021 and to be more consistent with his peers externally.
(3)
Mr. Rahilly’s STI target increased to 75% in 2022 from 65% in 2021 based on his individual performance in 2021 and to be more consistent with his peers externally.

Our Compensation Committee has also adopted the same three financial objectives used for 2021 for the 2022 Senior Executive Bonus Plan (with equal weightings) with annual performance goals. The Compensation Committee reduced the number of performance objectives used for 2021 for the Discretionary Bonus Plan for 2022 from five to four, eliminating the goal “to explore new products and businesses to drive future growth” and modifying the “be an Awesome Place to Work for great talent” goal to focus on “driving a culture of companywide recruiting.”

Long-Term Incentive Compensation

As noted earlier, after a thorough review of the LTI program by the Compensation Committee in 2021, a decision was made to return to a 2022 LTI mix consisting of 50% stock options and 50% restricted stock, which aligns with our strategy, stockholder interests, the competitive market and appropriately aligns pay and performance.

In February 2022, our Compensation Committee approved the following 2022 long-term incentive targets for our NEOs. 50% of the award was granted in RSUs and 50% of the award will be granted in the form of stock options on a quarterly basis, two quarters of which were granted in August and November 2021 for transition purposes (see the Long-Term Incentives subsection of the 2021 Compensation to Named Executive Officers section above for additional detail):

Name	Target as a Percentage of Base Salary
Mr. Fisher	660%
Mr. Cunningham	325%
Mr. Chartier	275%
Mr. Rahilly	150%

Retirement and Other Benefits

On July 1, 2012, we established (i) the Enova International, Inc. 401(k) Savings Plan (Enova 401(k)), (ii) the Enova International, Inc. Nonqualified Savings Plan (Enova NQSP), and (iii) the Enova International, Inc.

Supplemental Executive Retirement Plan (Enova SERP), in which our NEOs and other eligible employees may participate. We offer these plans to provide our executives and other eligible employees with retirement savings vehicles that are competitive in the marketplace in which we compete for talent.

Enova 401(k) and Enova Non-Qualified Savings Plan (NQSP)

Substantially all of our employees and those of our U.S. subsidiaries are eligible to participate in the Enova 401(k). Certain of our highly-compensated employees, including our NEOs, are also eligible to participate in the Enova NQSP.

We match 100% of the first 1% of pay and 50% of the next 5% of pay that each employee contributes to the Enova 401(k). All employee contributions are fully vested upon contribution. Our matching contributions will fully vest after an employee’s second year of service with us and will also fully vest if an employee dies, becomes disabled or reaches age 59 1/2 during employment. Employees may select from among several mutual funds when investing their 401(k) account funds.

The Enova NQSP is a nonqualified retirement savings plan into which eligible participants may contribute portions of their salary in excess of the 401(k) contribution limits. Enova NQSP participants can also defer up to 80% of their STI awards into the Enova NQSP. If a participant’s pay exceeds the IRS limit on amounts that could be taken into account for contributions to the Enova 401(k), we match 50% of the first 5% of compensation deferred to the Enova NQSP in excess of the 401(k) compensation limit; however, if a participant participates in both the Enova 401(k) and the Enova NQSP, the combined match to both plans is limited to 50% of the first 5% of the participant’s pay. The Enova NQSP generally offers the same investment options as the Enova 401(k). Our matching contributions to the Enova NQSP vest immediately.

We generally distribute each participant’s Enova NQSP account in a lump sum shortly after the participant’s separation from service with us and all of our affiliates. Alternatively, a participant may elect to receive his or her Enova NQSP account at a later date or receive payments in up to 10 annual installments. Most officers may not receive a distribution of any portion of their account during the first six months after their separation from service. A participant generally may not receive any portion of his or her Enova NQSP account while employed, unless the participant makes an in-service distribution election before the deferred compensation is earned or suffers a severe financial hardship. We may pay Enova NQSP distributions from a Rabbi trust associated with the Enova NQSP or from the general assets of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the entity that is his or her employer for any Enova NQSP benefits he or she is owed.

Supplemental Executive Retirement Plan

We provide supplemental executive retirement plan benefits to our officers and certain other eligible employees as a supplement to their retirement benefits under the Enova SERP. After the end of each plan year, we make discretionary supplemental contributions that are credited to the Enova SERP account of each NEO who was employed by us on the last day of the plan year. The rate of return of a participant’s Enova SERP account is determined by the rate of return on deemed investments in mutual funds that a participant selects. Enova SERP participants’ deemed investment options are generally the same as the investment options available under the Enova 401(k). Participants vest in their Enova SERP accounts over their first five years of service with us and are fully vested in their Enova SERP accounts and new contributions to those accounts after that five-year period.

We generally distribute each participant’s Enova SERP account as a lump sum payment soon after the participant’s separation from service with us and all of our affiliates. An Enova SERP participant may, however, elect to defer receipt of the Enova SERP account for at least an additional five years beyond his or her separation from service and may also elect to receive the Enova SERP account in up to ten annual installments. Most officers cannot receive a distribution of any portion of their account during the first six months after their separation from service. A participant generally may not withdraw any portion of his or her Enova SERP account during employment, except in the case of a severe financial hardship. We may pay Enova SERP benefits from a Rabbi trust associated with the Enova SERP or from the general assets of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the entity that is his or her employer for any Enova SERP benefits he or she is owed.

Our Compensation Committee administers the Enova SERP and annually determines the supplemental contributions for each of our NEOs. The targeted (but non-binding) amount of the supplemental contribution for each plan year is a percentage of each participant’s base salary, plus the lesser of (a) the participant’s target STI award payable during the plan year for the preceding year’s performance and (b) the actual STI award paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that a participant was eligible to participate in the Enova SERP, and are credited to the participant’s Enova SERP account before March 15 of the following year. For fiscal year 2021, the supplemental contributions for each of our NEOs, reflected as a percentage of the combined base salary paid during the year and the target STI award granted for fiscal year 2021, are listed below.

Name	Enova SERP Contribution
Mr. Fisher	10.5%
Mr. Cunningham	9.0%
Mr. Chartier	9.0%
Mr. Rahilly	9.0%

For the Enova SERP, each of our NEOs had more than five years of service and were fully vested in our SERP and 401(k) contributions at the end of 2021.

Severance Arrangements for Named Executive Officers

On November 13, 2014 in connection with our spin-off (Spin-Off) from Cash America, we entered into Executive Change-in-Control Severance and Restrictive Covenant Agreements (CIC Agreements) with our executive officers, including Messrs. Fisher, Chartier and Rahilly. Also, upon commencement of his employment, we entered into a CIC Agreement with Mr. Cunningham. The CIC Agreements were effective through November 13, 2019, and were automatically extended for a one-year period thereafter. The term of the CIC Agreements will automatically be extended for subsequent one-year periods unless we or the executive officer provide notice not to extend the Term at least six months prior to the scheduled extension date. In addition, the term of these agreements will automatically be extended for two years following a Change-in-Control (as defined in the CIC Agreements).

The CIC Agreements provide our executive officers with severance payments and certain benefits in the event of his or her termination by us without Cause (as defined in the CIC Agreements) or by the relevant executive officers for Good Reason (as defined in the CIC Agreements) during the twelve months following a Change-in-Control (as defined in the CIC Agreements). Such payments and benefits include the following:

(i)
a lump sum payment equal to the executive officer’s unpaid base salary, accrued vacation pay and unreimbursed business expenses, as well as all certain other items earned by and owed to such executive officer through the termination date;
(ii)
a lump sum payment equal to the pro rata portion of the executive officer’s annual target bonus amount for the year in which the termination occurs;
(iii)
a lump sum payment equal to (A) for Mr. Fisher, two times the higher of (1) his base salary in effect at the termination date and (2) his base salary in effect on the date of the Change-in-Control and (B) for all other executive officers, one times the higher of (1) his or her base salary in effect at the termination date and (2) his or her base salary in effect on the date of the Change-in-Control;
(iv)
a lump sum amount equal to (A) for Mr. Fisher, two times the higher of (1) his annual target bonus for the year in which the termination occurs and (2) the actual annual bonus payments made to Mr. Fisher for the year preceding the year in which the termination occurs and (B) for all other executive officers, one times the higher of (1) his or her annual target bonus for the year in which the termination occurs and (2) the actual annual bonus payments made to such executive officer for the year preceding the year in which the termination occurs;
(v)
the immediate vesting of any outstanding cash-based long term incentive awards held by the executive officer, including a lump sum payment for any vested awards (the value of which to be determined after the termination date in accordance with the CIC Agreements);
(vi)
the immediate vesting and lapse of all restrictions on any outstanding stock-based awards held by the executive officer to the extent not already provided for in the related grant agreement(s);

(vii)
equivalent payment for continued medical coverage under our group health plan for the executive and the executive’s dependents for a period of twenty-four months for Mr. Fisher or twelve months for all other executive officers following the termination date in accordance with the terms of the relevant CIC Agreement; and
(viii)
up to $50,000 for Mr. Fisher or $25,000 for all other executive officers for reimbursement of amounts paid by the executive officer for reasonable outplacement services from an executive search firm to the extent such expenses are incurred as a direct result of the separation from service and within twenty-four months for Mr. Fisher or twelve months for all other executive officers after the termination date.

Additionally, the CIC Agreements contain certain restrictive covenants to which the executive officers are subject. These include confidentiality, non-disclosure, non-solicitation and non-competition provisions. The term of the non-competition provision applies during the term of the executive officer’s employment through the twenty-four-month period for Mr. Fisher or twelve-month period for all other executive officers following termination (the Subject Period). Such provision restricts the executive officer from competing with us or any of our subsidiaries or affiliates (including former subsidiaries or affiliates, which is collectively referred to as the Enterprise), by providing employment (other than to the Enterprise), management or consulting services, similar to those provided by the executive officer to the Enterprise with respect to any products or services similar to those offered or under development by the Company or any of its affiliates or subsidiaries anywhere within the Territory (as defined in the CIC Agreements) during the Subject Period.

In addition, we have adopted a severance pay plan for executives that provides guidance for severance pay, continued medical and health benefits, payment of accrued but unused paid time off and an allowance for outplacement services for our executive officers following certain terminations not related to a change-in-control.

Incentive Compensation Recovery Policy

The 2014 LTIP contains a clawback provision that would allow us, in the event that there is a material restatement of our financial results, to (i) cancel part or all of the outstanding portion of any award, whether or not vested, and/or (ii) require a participant to repay an amount, satisfied in cash or in another form of consideration, such as shares of common stock as permitted by applicable law and as acceptable to the Compensation Committee, equal to all or any portion of the value of shares of common stock that have been issued and other payments that have been made to the participant pursuant to any award within the two years preceding the date on which we are required to prepare an accounting restatement, to the extent that such value or payment amount was based on the erroneous data and exceeded the value or amount that would have been paid to the participant under the accounting restatement. The 2014 LTIP also permits us, to the extent required to comply with applicable laws and/or any compensation recovery or clawback policy adopted by us after the date the 2014 LTIP was approved by our stockholders, to unilaterally amend the clawback provision in the 2014 LTIP, with any such amendment binding on all participants.

The Senior Executive Bonus Plan also contains a clawback provision that would allow us to recoup certain compensation and awards paid to our officers in certain circumstances in the event that there is a material restatement of our financial results.

Deductibility of Executive Compensation

Our Compensation Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. As part of Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law on December 22, 2017, the ability to rely on exemptions from the $1 million limitation for certain “qualified performance-based compensation” was eliminated, and the limitation on deductibility was generally expanded to include all named executive officers. While the Committee recognizes the nondeductibility provisions of Code Section 162(m), the Committee believes that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses.

Stock Ownership Guidelines

Our Compensation Committee has established stock ownership guidelines that require ownership of our stock that is five times base salary for our CEO, three times base salary for our other executive officers and five times the annual retainer for directors, subject to certain achievement timelines. Until the stock ownership guidelines are met, executive officers and directors are required to retain 50% of any shares of stock they receive on a net after tax basis. Our executive officers and directors currently comply with the applicable stock ownership guidelines.

Restrictions on Pledges of our Securities and Certain Trading Practices

Among other things, our Insider Trading Policy does not permit any director or associate of the Company, including officers, to engage in short sales or trade in market options or any other kind of derivatives related to Company securities, hold the Company’s securities in a margin account or pledge Company securities as collateral for a loan or engage in hedging or monetization transactions, such as zero-cost collars and forward sale contracts.

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and practices, including incentive programs, to ensure they do not encourage unreasonable or excessive risk-taking. Based upon this review, we believe our compensation policies and practices are not reasonably likely to expose us to unreasonable or excessive risk that could have a material adverse effect on us. We believe our practice of providing a significant portion of compensation in the form of long-term equity compensation and using multiple performance measures in our incentive plans serve to balance risk and reward. We also maintain a prohibition on hedging and an incentive compensation recovery policy to mitigate undue risk associated with compensation.

Management Development and Compensation Committee Report

As the Management Development and Compensation Committee of the board of directors of Enova International, Inc., we have reviewed and discussed the foregoing Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on this review and discussion, the Management Development and Compensation Committee recommends to the Company’s board of directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and this proxy statement.

Daniel R. Feehan, Chair

Gregg A. Kaplan

Mark A. Tebbe

Executive Compensation

Summary Compensation Table – 2021, 2020 and 2019

The following table and footnotes describe the compensation of our NEOs in 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	All Other Compensation ($)(6)	Total ($)
David Fisher	2021	883,000	265,800	6,759,426	1,387,140	1,094,789	296,652	10,686,807
Chief Executive Officer	2020	854,346	283,542	2,362,951	2,321,307	931,122	269,759	7,023,027
(Principal Executive Officer)	2019	805,692	232,696	2,458,536	2,437,709	857,572	258,953	7,051,158
Steven Cunningham	2021	528,154	119,235	1,764,732	362,148	491,250	138,800	3,404,319
Chief Financial Officer	2020	511,673	158,107	632,099	620,975	417,787	127,866	2,468,507
(Principal Financial Officer)	2019	486,539	155,085	687,676	681,875	360,444	105,722	2,477,341
Kirk Chartier	2021	440,924	88,482	1,473,270	302,332	364,547	103,526	2,773,081
Chief Strategy Officer	2020	427,849	78,689	527,703	518,411	310,031	89,856	1,952,539
	2019	410,962	82,834	582,420	577,499	305,274	90,092	2,049,081
Sean Rahilly	2021	393,421	64,147	717,007	147,134	264,283	101,699	1,687,691
General Counsel and Chief	2020	381,144	58,843	256,824	252,305	224,762	99,620	1,273,498
Compliance Officer	2019	362,116	95,249	256,132	253,963	218,151	97,701	1,283,312

(1)
Portions of the amounts in these columns have been deferred under the Enova 401(k) or the Enova NQSP for certain of our NEOs.
(2)
The amounts in this column for 2021 include bonuses paid under the Discretionary Bonus Plan portion of the 2021 STI plan, which were earned in fiscal year 2021 and paid in fiscal year 2022.
(3)
The amounts shown in this column reflect RSU awards granted under the 2014 LTIP. The amounts shown in this column represent the aggregate grant date fair value of these awards, as determined in accordance with ASC 718. The amounts in this column were calculated by multiplying the number of RSUs granted by the closing stock price of Enova’s common stock on the last trading day preceding the grant date, which was $30.70 for the RSUs granted to the NEOs in March 2021; $28.42 for the RSUs granted to the NEOs in February 2021; $20.73 for the RSUs granted to the NEOs in February 2020 and $23.96 for the RSUs granted to the NEOs in February 2019.
(4)
The amounts shown in this column reflect stock option awards granted under the 2014 LTIP. The amounts shown in this column represent the aggregate grant date fair value, as determined in accordance with ASC 718. The amounts in this column were calculated by multiplying the number of stock options granted by the fair market value based on the Black-Scholes method of valuation, which was $17.03 for the stock options granted in November 2021, $15.35 for the stock options granted in August 2021, $9.05 for the stock options granted in February 2020 and $10.91 for the stock options granted in February 2019. The amounts shown in this column and subsequent columns related to option awards granted in February 2020 and February 2019 reflect exercise prices that have been corrected from previous disclosures to be calculated in accordance with the 2014 LTIP.
(5)
The amounts shown in this column for 2021 reflect payments made under the Senior Executive Bonus Plan portion of the 2021 STI plan. See “Compensation Discussion and Analysis—2021 Compensation for Named Executive Officers—Short-Term Incentive Compensation.”
(6)
The amounts shown in this column for 2021 include the following:

Name	Nonqualified Savings Plan Contributions by Enova ($)	Enova SERP Contributions by Enova ($)(a)	Supplemental Health Care and Insurance Benefits ($)	Perquisites, Personal Benefits and Other ($)(b)	Total ($)
Mr. Fisher	45,192	201,075	19,947	30,438	296,652
Mr. Cunningham	20,351	89,208	27,163	2,078	138,800
Mr. Chartier	—	70,609	20,347	12,570	103,526
Mr. Rahilly	9,676	57,828	27,977	6,218	101,699

(a)
Includes contributions made by Enova in 2022 that were earned in 2021.
(b)
Consists of matching 401(k) contributions paid by the Company for all of the NEOs, parking garage rental fees paid by the Company on behalf of Mr. Fisher, spousal medical costs paid by the Company on behalf of Mr. Fisher and Mr. Chartier and tax gross-ups paid by the Company on behalf of Mr. Fisher and Mr. Chartier. None of the individual amounts exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the applicable NEO.

Executive Agreements

Employment Letter Agreement with Mr. Cunningham

Pursuant to the terms of his offer letter, the material terms of Mr. Cunningham’s compensation include an annualized base salary and a short-term discretionary performance bonus. Mr. Cunningham is also eligible to participate in the Company’s equity award program. Mr. Cunningham also participates in the Company’s customary health and welfare benefit programs available to other executive officers, and is eligible for supplemental insurance. He also participates in the Enova 401(k), Enova SERP and the Enova NQSP. We have also entered into a CIC Agreement with Mr. Cunningham.

Grants of Plan-Based Awards – 2021

The following table provides information about the equity and non-equity plan-based awards made to our NEOs under the 2021 STI plan and 2014 LTIP during 2021.

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock and
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)(1)	Underlying Options (#)(1)	Awards ($)(1)	Option Awards ($)(2)
Mr. Fisher	2/9/2021	(3)	398,700	797,400	1,594,800	—	—	—	—
	2/9/2021	(4)	—	265,800	—	—	—	—	—
	2/9/2021	(5)	—	—	—	114,334	—	—	3,249,372
	3/1/2021	(5)	—	—	—	114,334	—	—	3,510,054
	8/3/2021	(6)	—	—	—	—	42,466	31.98	651,853
	11/4/2021	(6)	—	—	—	—	43,176	35.75	735,287
Mr. Cunningham	2/9/2021	(3)	178,853	357,706	715,412	—	—	—	—
	2/9/2021	(4)	—	119,235	—	—	—	—	—
	2/9/2021	(5)	—	—	—	29,850	—	—	848,337
	3/1/2021	(5)	—	—	—	29,850	—	—	916,395
	8/3/2021	(6)	—	—	—	—	11,087	31.98	170,185
	11/4/2021	(6)	—	—	—	—	11,272	35.75	191,962
Mr. Chartier	2/9/2021	(3)	132,723	265,447	530,893	—	—	—	—
	2/9/2021	(4)	—	88,482	—	—	—	—	—
	2/9/2021	(5)	—	—	—	24,920	—	—	708,226
	3/1/2021	(5)	—	—	—	24,920	—	—	765,044
	8/3/2021	(6)	—	—	—	—	9,256	31.98	142,080
	11/4/2021	(6)	—	—	—	—	9,410	35.75	160,252
Mr. Rahilly	2/9/2021	(3)	96,220	192,440	384,879	—	—	—	—
	2/9/2021	(4)	—	64,147	—	—	—	—	—
	2/9/2021	(5)	—	—	—	12,128	—	—	344,678
	3/1/2021	(5)	—	—	—	12,128	—	—	372,330
	8/3/2021	(6)	—	—	—	—	4,504	31.98	69,136
	11/4/2021	(6)	—	—	—	—	4,580	35.75	77,997

(1)
Time-based RSU and stock option awards were made to executives under the 2014 LTIP.
(2)
The amount shown represents the aggregate grant date fair value of RSU and stock option awards that were granted under the 2014 LTIP, as determined in accordance with ASC 718.
(3)
The amounts shown represent potential cash-based payments under our Senior Executive Bonus Plan for 2021 for our NEOs. See “Compensation Discussion and Analysis—2021 Compensation for Named Executive Officers—Short-Term Incentive Compensation” for additional information regarding our Senior Executive Bonus Plan for 2021.
(4)
The amounts shown represent potential cash-based payments under our Discretionary Bonus Plan for 2021 for our NEOs. See “Compensation Discussion and Analysis—2021 Compensation for Named Executive Officers—Short-Term Incentive Compensation” for additional information regarding our Discretionary Bonus Plan for 2021.
(5)
Represent grants of RSUs made during 2021 under the 2014 LTIP. RSUs vest one-quarter on each anniversary of their respective grant dates, subject to continued employment of the participant.
(6)
Represent grants of stock options made during 2021 under the 2014 LTIP. Stock options vest one-third in each of February 2023, February 2024 and February 2025, subject to continued employment of the participant.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table provides information on our NEOs’ holdings of unvested RSUs and stock options as of December 31, 2021. All shares refer to shares of our common stock.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mr. Fisher
3/20/15 Grant	68,122	—	23.14	3/20/22	—	—
2/23/16 Grant	110,000	—	6.29	2/23/23	—	—
2/17/17 Grant	219,696	—	14.80	2/17/24	—	—
2/13/18 Grant	188,585	—	20.85	2/13/25	21,097	864,133
2/12/19 Grant	148,959	74,479	23.96	2/12/26	51,304	2,101,412
2/11/20 Grant	85,500	170,998	20.73	2/11/27	85,490	3,501,670
2/9/21 Grant	—	—	—	—	114,334	4,683,121
3/1/21 Grant	—	—	—	—	114,334	4,683,121
8/3/21 Grant	—	42,466	31.98	8/3/28	—	—
11/4/21 Grant	—	43,176	35.75	11/4/28	—	—
Mr. Cunningham
2/17/17 Grant	39,546	—	14.80	2/17/24	—	—
2/13/18 Grant	33,278	—	20.85	2/13/25	3,723	152,494	(4)
2/12/19 Grant	41,667	20,833	23.96	2/12/26	14,350	587,776
2/11/20 Grant	22,872	45,744	20.73	2/11/27	22,869	936,714
2/9/21 Grant	—	—	—	—	29,850	1,222,656
3/1/21 Grant	—	—	—	—	29,850	1,222,656
8/3/21 Grant	—	11,087	31.98	8/3/28	—	—
11/4/21 Grant	—	11,272	35.75	11/4/28	—	—
Mr. Chartier
2/23/16 Grant	24,833	—	6.29	2/23/23	—	—
2/17/17 Grant	62,217	—	14.80	2/17/24	—	—
2/13/18 Grant	45,819	—	20.85	2/13/25	5,125	209,920
2/12/19 Grant	—	17,644	23.96	2/12/26	12,154	497,828
2/11/20 Grant	19,095	38,188	20.73	2/11/27	19,092	782,008
2/9/21 Grant	—	—	—	—	24,920	1,020,723
3/1/21 Grant	—	—	—	—	24,920	1,020,723
8/3/21 Grant	—	9,256	31.98	8/3/28	—	—
11/4/21 Grant	—	9,410	35.75	11/4/28	—	—
Mr. Rahilly
2/23/16 Grant	12,583	—	6.29	2/23/23	—	—
2/17/17 Grant	24,999	—	14.80	2/17/24	—	—
2/13/18 Grant	19,158	—	20.85	2/13/25	2,143	87,777
10/9/18 Grant	—	—	—	—	1,907	78,111
2/12/19 Grant	15,519	7,759	23.96	2/12/26	5,344	218,890
2/11/20 Grant	9,293	18,586	20.73	2/11/27	9,291	380,559
2/9/21 Grant	—	—	—	—	12,128	496,763
3/1/21 Grant	—	—	—	—	12,128	496,763
8/3/21 Grant	—	4,504	31.98	8/3/28	—	—
11/4/21 Grant	—	4,580	35.75	11/4/28	—	—

(1)
Represent grants of stock options made during 2019, 2020 and 2021 under the 2014 LTIP. Stock options granted in 2019 and 2020 vest one-third on each anniversary of their respective grant dates, subject to continued employment by the participant. Stock options granted in 2021 vest one-third in each of February 2023, February 2024 and February 2025, subject to continued employment by the participant.
(2)
Represent grants of RSUs made during 2018, 2019, 2020 and 2021 under the 2014 LTIP. These RSUs vest one-quarter on each anniversary of their respective grant dates, subject to continued employment by the participant.
(3)
The market value of the unvested RSUs is based on the closing price of the Company’s common stock as of December 31, 2021, which was $40.96.
(4)
These amounts are net of distributions to Mr. Cunningham’s former spouse pursuant to a domestic relations order.

Option Exercises and Stock Vested – 2021

The following table provides information on the aggregate number of shares acquired in 2021 upon the exercise of stock options and the vesting of time-based RSUs granted under the 2014 LTIP and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting ($)(3)
Mr. Fisher	350,000	4,869,364	74,087	2,135,459
Mr. Cunningham	—	—	15,754	454,053
Mr. Chartier	104,564	1,165,838	18,425	531,391
Mr. Rahilly	59,032	379,772	9,935	300,250

(1)
Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)
Includes Enova stock acquired under time-based RSUs granted under the 2014 LTIP to Mr. Rahilly that vested on October 9, 2021 and to the NEOs that vested on February 11, 2021, February 12, 2021, February 13, 2021 and February 17, 2021.
(3)
Value reflects the closing price of Enova common stock on the vesting date.

Nonqualified Deferred Compensation

The following table shows compensation deferred by each NEO under the Enova NQSP and the Enova SERP. Additional information about the Enova NQSP and the Enova SERP is included under “Compensation Discussion and Analysis—Retirement and Other Benefits.”

Name	Plan	Executive Contributions in 2021 ($)(1)	Registrant Contributions in 2021 ($)(2)	Aggregate Earnings in 2021 ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/2021 ($)(4)(5)
Mr. Fisher	Enova NQSP	90,383	45,192	71,562	—	1,003,325
	Enova SERP	—	201,075	286,230	—	1,905,872
Mr. Cunningham	Enova NQSP	40,703	20,351	12,182	—	137,536
	Enova SERP	—	89,208	22,686	—	411,517
Mr. Chartier	Enova NQSP	—	—	—	—	—
	Enova SERP	—	70,609	94,536	—	589,805
Mr. Rahilly	Enova NQSP	38,703	9,676	14,467	—	147,310
	Enova SERP	—	57,828	43,890	—	388,303

(1)
All executive contributions to the Enova NQSP described in this column are included within amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2021.
(2)
All Company contributions to the Enova NQSP and the Enova SERP described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2021. The contributions to the Enova SERP specified in this column reflect the contributions that were earned in 2021 and made in February 2022.
(3)
The amounts included in this column, which are not included in the Summary Compensation Table, reflect the rate of return that each NEO has selected for his Enova NQSP and Enova SERP accounts from an array of investment options that may be changed by the participant in each plan at any time and that generally mirror the funds in the Enova 401(k). The 2021 annual rates of return for the investment options available for all or most of the calendar year ended December 31, 2021 were as follows:

Name of Fund	Rate of Return (%)	Name of Fund	Rate of Return (%)
Fidelity 500 Index Institutional Prem	28.69	Vanguard Target Retirement 2030 Inv	11.38
Fidelity Extended Market Index	12.41	Vanguard Target Retirement 2035 Inv	12.96
Fidelity Large Cap Growth Index	27.58	Vanguard Target Retirement 2040 Inv	14.56
Fidelity Large Cap Value Index	25.11	Vanguard Target Retirement 2045 Inv	16.16
Fidelity Total Bond	(0.09)	Vanguard Target Retirement 2050 Inv	16.41
Hartford Schroders Emer Markets Equity SDR	(4.97)	Vanguard Target Retirement 2055 Inv	16.44
Oakmark International Institutional	9.28	Vanguard Target Retirement 2060 Inv	16.44
Vanguard Federal Money Market Inv	0.01	Vanguard Target Retirement 2065 Inv	16.46
Vanguard Target Retirement 2015 Inv	5.78	Vanguard Target Retirement Income Inv	5.25
Vanguard Target Retirement 2020 Inv	8.17	Vanguard Total Bond Market Index Adm	(1.67)
Vanguard Target Retirement 2025 Inv	9.80	Vanguard Total Intl Stock Index Admiral	8.62
(4)
Includes the 2021 Enova SERP contributions shown under the “Registrant Contributions in 2021” column that were made in February 2022 for the NEOs that were employed as of December 31, 2021.
(5)
All of our NEOs were fully vested in their Enova NQSP balances and Enova SERP balances at December 31, 2021.

Potential Payments upon Termination or Change-in-Control

We have entered into the CIC Agreements with our executive officers. We have also adopted a severance pay plan for executives that we may follow in the case of an involuntary termination. See “Compensation Discussion and Analysis—Severance Arrangements for Named Executive Officers” for additional information.

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

We have adopted a severance pay plan (the Severance Pay Plan) for executives that provides guidance for severance pay, continued medical and health benefits, payment of accrued but unused paid time off and an allowance for outplacement services for our executive officers following certain terminations not related to a change-in-control. Under our Severance Pay Plan each of our NEOs is entitled to receive severance pay and benefits if his or her employment is involuntarily terminated due to restructuring, job elimination or other circumstances that Enova determines warrant the provision of severance benefits. Upon termination of employment for any of these reasons, if the executive agrees to a general release of Enova and its affiliates related to employment claims arising from the termination and a promise to comply with confidentiality and nonsolicitation provisions, the executive will be entitled to severance pay equal to the number of months of base salary and payable over the period reflected in the table below:

Years of Employment	Executive	CEO
1 but less than 5	9 months	12 months
5 but less than 10	12 months	18 months
10 but less than 15	18 months	24 months
15 or more	24 months	24 months

In addition, each executive is entitled to receive:

●
Continued medical benefits for the shorter of the period set forth in the table above or the period during which the former executive is covered by COBRA, with our continuing to pay the portion of COBRA premiums that exceed the portion of health care premiums that current employees are required to pay (Employer COBRA Premiums) and for the costs of supplemental health care benefits in excess of the amount current executives are required to pay (Employer Supplemental Executive Health Care Premiums); and
●
A lump sum equal to all accrued but unpaid vacation and paid time off.

Payment of other benefits and perquisites will cease on the officer’s termination date.

Regardless of whether an executive’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include: vested grants under the 2014 LTIP or any previous incentive plan and vested contributions and earnings under the Enova 401(k), the Enova NQSP and the Enova SERP. In addition, if the NEO dies, his or her estate would receive payments under the group life insurance plan.

In all cases Enova has complete discretionary authority to award greater or lesser amounts of severance pay and benefits.

Payments made Upon a Change-in-Control

The CIC Agreements with our NEOs specify the payments that they are to receive if they are terminated in connection with or during a specified period following a change-in-control. See “Compensation Discussion and Analysis—Severance Arrangements for NEOs.”

Executive CIC Agreements.

The CIC Agreement with Mr. Fisher provides that if, within 12 months after a “change-in-control” of Enova, Enova terminates Mr. Fisher’s employment without cause or if Mr. Fisher voluntarily terminates his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then Mr. Fisher will be entitled to:

●
earned and unpaid salary;
●
a pro-rated portion of the target annual bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;
●
a lump sum cash payment equal to all accrued but unpaid vacation and paid time off;
●
a lump sum cash payment equal to two times the higher of the executive’s annual rate of base salary on the date of termination or on the date of change-in-control;
●
a lump sum cash payment equal to two times the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the preceding year;

●
immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals or (B) the amount to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;
●
continued medical and health care benefits for 24 months, consisting of Employer COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Employer COBRA Premium and (ii) 24 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum; and
●
executive placement services from an executive search/placement firm of up to $50,000.

The CIC Agreement with our other NEOs provide that if, within 12 months after a “change-in-control” of Enova, Enova terminates the NEO’s employment without cause or if the NEO voluntarily terminates his or her employment with good reason (including a reduction in his or her duties or compensation or relocation of place of employment), then the executive will be entitled to:

●
earned and unpaid salary;
●
a pro-rated portion of the target annual bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;
●
a lump sum cash payment equal to all accrued but unpaid vacation and paid time off;
●
a lump sum cash payment equal to the higher of the executive’s annual rate of base salary on the date of termination or on the date of change-in-control;
●
a lump sum cash payment equal to the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the preceding year;
●
immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals or (B) the amount to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;
●
continued medical and health care benefits for 12 months, consisting of Employer COBRA Premiums to be paid over a 12-month period and an amount equal to (i) six times the first monthly Employer COBRA Premium and (ii) 12 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum; and
●
executive placement services from an executive search/placement firm of up to $25,000.

Certain payments under the CIC Agreements will be delayed for six months if required by Section 409A of the Code. In addition, the CIC Agreements provide that a change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”

Accelerated Vesting of Awards under the Enova Long-Term Incentive Plan.

The agreements relating to RSUs and stock options granted under the 2014 LTIP provide that the vesting and payment of RSUs and stock options will be accelerated if there is a change-in-control and, within 12 months afterward, Enova terminates the executive’s employment without cause or if the executive voluntarily terminates his or her employment with good reason (including a reduction in his or her duties or compensation or relocation of place of employment).

Accelerated Vesting under the Enova SERP and the Enova NQSP.

The Enova SERP provides that the vesting under the Enova SERP will be accelerated if there is a change-in-control or if the executive’s employment is terminated as a result of his or her job being eliminated. The Enova NQSP provides that the vesting of the unvested portion of Enova’s matching amounts contributed to a NEO’s Enova NQSP account will accelerate in the event of a change-in-control or if the executive’s employment is terminated as a result of death or disability or of his or her job being abolished.

Change-in-Control Definitions.

The CIC Agreement with Mr. Fisher, the CIC Agreements with our other NEOs, the RSU awards and stock option awards granted to our NEOs under the 2014 LTIP, the Enova SERP and the Enova NQSP each provide that a change-in-control is deemed to occur:

●
if any person or group acquires ownership of Enova stock that, together with all other Enova’s stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of Enova stock;
●
if, during any 12-month period, any person or group acquires ownership of Enova stock with at least 30% of the total voting power;
●
if, during any 12-month period, a majority of the Enova directors at the beginning of such period are replaced, other than in specific circumstances; or
●
if, during any 12-month period, any person or group acquires assets of Enova with an aggregate fair market value of at least 40% of the fair market value of all of Enova’s gross assets immediately prior to such acquisition or acquisitions.

Distribution of Nonqualified Deferred Compensation

Our NEOs are entitled to receive the vested amounts in their accounts under the Enova NQSP and the Enova SERP if their employment with us terminates. The last column in the Nonqualified Deferred Compensation Table reports each NEO’s aggregate balance at December 31, 2021 under each plan. All of our NEOs were fully vested in their Enova SERP balances at December 31, 2021. All of our NEOs who had balances in the Enova NQSP at December 31, 2021 were fully vested. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore, amounts that the NEO would actually receive would differ from those shown in the Nonqualified Deferred Compensation Table.

Potential Payments

The following tables and disclosures show the potential payments that could have been made to our NEOs, under our contracts, agreements, plans and arrangements, whether written or unwritten, in the event of a change-in-control or termination of employment, assuming such event occurred on December 31, 2021, based on the closing price of our common stock of $40.96 (as reported on the NYSE as of December 31, 2021).

David Fisher

	Retirement, Death or Disability ($)		Involuntary Termination Other than for Cause ($)		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control ($)
Severance	—		1,329,000	(1)	4,201,328	(2)
Short-term incentive compensation	—		—		1,063,200	(3)
Accelerated vesting of Restricted Unit Awards and stock options	—		—		21,165,182	(4)
Continued health benefits	—		37,592	(5)	50,123	(6)
Accrued & unused paid time off	105,638	(7)(8)	105,638	(7)(8)	105,638	(7)(8)
Outplacement benefits	—		—		50,000
Total	105,638		1,472,230		26,635,471

(1)
Includes 18 months’ base salary payable over an 18-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. Fisher was Chief Executive Officer as of December 31, 2021.
(2)
This amount is (a) two times Mr. Fisher’s base salary as of December 31, 2021 and (b) two times his actual annual bonus payment under the annual bonus plans in which he participated in the prior year that would be payable under the terms of the CIC Agreement with Mr. Fisher. To be paid as a lump sum cash payment.
(3)
This amount is the target award under the 2021 STI plan that would be payable under the terms of the CIC Agreement with Mr. Fisher.
(4)
This is the intrinsic value as of December 31, 2021 of (a) 21,097 RSUs granted to Mr. Fisher during 2018, (b) 51,304 RSUs granted to Mr. Fisher during 2019, (c) 85,490 RSUs granted to Mr. Fisher during 2020, (d) 228,668 RSUs granted to Mr. Fisher during 2021, (e) 74,479 stock options granted to Mr. Fisher during 2019, (f) 170,998 stock options granted to Mr. Fisher during 2020 and (g) 85,642 stock options granted to Mr. Fisher during 2021, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2021.
(5)
Consists of Employer COBRA Premiums to be paid over an 18-month period and Employer Supplemental Executive Health Care Premiums to be paid over an 18-month period.
(6)
Consists of Employer COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Employer COBRA Premium and (ii) 24 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum cash payment.
(7)
Calculated based on Mr. Fisher’s salary at December 31, 2021. Assumes none of Mr. Fisher’s 248 hours of accrued paid time off available for the 2021 year had been used.
(8)
Under certain circumstances, Illinois, the state where Mr. Fisher is employed, requires payment of accrued and unused vacation.

Steven Cunningham

	Retirement, Death or Disability ($)		Involuntary Termination Other than for Cause ($)		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control ($)
Severance	—		397,451	(1)	1,105,829	(2)
Short-term incentive compensation	—		—		651,942	(3)
Accelerated vesting of Restricted Unit Awards and stock options	—		—		5,560,146	(4)
Continued health benefits	—		16,946	(5)	22,594	(6)
Accrued & unused paid time off	63,185	(7)(8)	63,185	(7)(8)	63,185	(7)(8)
Outplacement benefits	—		—		25,000
Total	63,185		477,582		7,428,696

(1)
Includes nine months’ base salary payable over a nine-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. Cunningham was Chief Financial Officer as of December 31, 2021.
(2)
This amount is (a) Mr. Cunningham’s base salary as of December 31, 2021 and (b) his actual annual bonus payment under the annual bonus plans in which he participated in the prior year that would be payable under the terms of the CIC Agreement. To be paid as a lump sum cash payment.
(3)
This amount is (a) the target award under the 2021 STI plan that would be payable under the terms of the CIC Agreement with Mr. Cunningham.
(4)
This is the intrinsic value as of December 31, 2021 of (a) 3,723 RSUs granted to Mr. Cunningham during 2018, (b) 14,350 RSUs granted to Mr. Cunningham during 2019, (c) 22,869 RSUs granted to Mr. Cunningham during 2020, (d) 59,700 RSUs granted to Mr. Cunningham during 2021, (e) 20,833 stock options granted to Mr. Cunningham during 2019, (f) 45,744 stock options granted to Mr. Cunningham during 2020 and (g) 22,359 stock options granted to Mr. Cunningham during 2021, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2021.
(5)
Consists of Employer COBRA Premiums to be paid over a nine-month period and Employer Supplemental Executive Health Care Premiums to be paid over a nine-month period.
(6)
Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(7)
Calculated based on Mr. Cunningham’s salary at December 31, 2021. Assumes none of Mr. Cunningham’s 248 hours of accrued paid time off available for the 2021 year had been used.
(8)
Under certain circumstances, Illinois, the state where Mr. Cunningham is employed, requires payment of accrued and unused vacation.

Kirk Chartier

	Retirement, Death or Disability ($)		Involuntary Termination Other than for Cause ($)		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control ($)
Severance	—		442,411	(1)	831,131	(2)
Short-term incentive compensation	—		—		353,929	(3)
Accelerated vesting of Restricted Unit Awards and stock options	—		—		4,735,839	(4)
Continued health benefits	—		25,927	(5)	25,927	(6)
Accrued & unused paid time off	52,749	(7)(8)	52,749	(7)(8)	52,749	(7)(8)
Outplacement benefits	—		—		25,000
Total	52,749		521,087		6,024,575

(1)
Includes twelve months’ base salary payable over a twelve-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. Chartier was Chief Strategy Officer as of December 31, 2021.
(2)
This amount is (a) Mr. Chartier’s base salary as of December 31, 2021 and (b) his actual annual bonus payment under the annual bonus plans in which he participated in the prior year that would be payable under the terms of the CIC Agreement. To be paid as a lump sum cash payment.
(3)
This amount is the target award under the 2021 STI plan that would be payable under the terms of the CIC Agreement with Mr. Chartier.
(4)
This is the intrinsic value as of December 31, 2021 of (a) 5,125 RSUs granted to Mr. Chartier during 2018, (b) 12,154 RSUs granted to Mr. Chartier during 2019, (c) 19,092 RSUs granted to Mr. Chartier during 2020, (d) 49,840 RSUs granted to Mr. Chartier during 2021, (e) 17,644 stock options granted to Mr. Chartier during 2019, (f) 38,188 stock options granted to Mr. Chartier during 2020 and (g) 18,666 stock options granted to Mr. Chartier during 2021, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2021.
(5)
Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(6)
Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(7)
Calculated based on Mr. Chartier’s salary at December 31, 2021. Assumes none of Mr. Chartier’s 248 hours of accrued paid time off available for the 2021 year had been used.
(8)
Under certain circumstances, Illinois, the state where Mr. Chartier is employed, requires payment of accrued and unused vacation.

Sean Rahilly

	Retirement, Death or Disability ($)		Involuntary Termination Other than for Cause ($)		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control ($)
Severance	—		197,374	(1)	678,353	(2)
Short-term incentive compensation	—		—		256,586	(3)
Accelerated vesting of Restricted Unit Awards and stock options	—		—		2,331,069	(4)
Continued health benefits	—		7,532	(5)	15,063	(6)
Accrued & unused paid time off	47,066	(7)(8)	47,066	(7)(8)	47,066	(7)(8)
Outplacement benefits	—		—		25,000
Total	47,066		251,972		3,353,137

(1)
Includes six months’ base salary payable over a six-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. Rahilly was General Counsel and Chief Compliance Officer as of December 31, 2021.
(2)
This amount is (a) Mr. Rahilly’s base salary as of December 31, 2021 and (b) his actual annual bonus payment under the annual bonus plans in which he participated in the prior year that would be payable under the terms of the CIC Agreement. To be paid as a lump sum cash payment.
(3)
This amount is the target award under the 2021 STI plan that would be payable under the terms of the CIC Agreement with Mr. Rahilly.
(4)
This is the intrinsic value as of December 31, 2021 of (a) 4,050 RSUs granted to Mr. Rahilly during 2018, (b) 5,344 RSUs granted to Mr. Rahilly during 2019, (c) 9,291 RSUs granted to Mr. Rahilly during 2020, (d) 24,256 RSUs granted to Mr. Rahilly during 2021, (e) 7,759 stock options granted to Mr. Rahilly during 2019, (f) 18,586 stock options granted to Mr. Rahilly during 2020 and (g) 9,084 stock options granted to Mr. Rahilly during 2021, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2021.
(5)
Consists of Employer COBRA Premiums to be paid over a six-month period and Employer Supplemental Executive Health Care Premiums to be paid over a six-month period.
(6)
Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(7)
Calculated based on Mr. Rahilly’s salary at December 31, 2021. Assumes none of Mr. Rahilly’s 248 hours of accrued paid time off available for the 2021 year had been used.
(8)
Under certain circumstances, Illinois, the state where Mr. Rahilly is employed, requires payment of accrued and unused vacation.

CEO Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring public companies to disclose in their annual proxy statements the ratio of the annual total compensation of the chief executive officer to the median employee’s annual total compensation.

For 2021, we continued to exclude international employees from our determination of the median employee, as they represented less than 5% of the total employee population of 1,463. We also excluded employees of Pangea

Universal Holdings (Pangea), which we acquired in March 2021. As of December 31, 2021, the employee population after the exclusion of 11 employees located in Brazil and 43 employees of Pangea was 1,409 employees.

We determined the median employee by comparing taxable W-2 wages, for all domestic employees. International employees were excluded as they represent less than 5% of the total employee population. We annualized salaries for those employees on leave of absence or who didn’t work the full calendar year. We then calculated the median employee’s total annual compensation in the same manner that was used in the summary compensation table for our named executive officers, including our CEO, by considering base salary, bonuses and 401(k) employer matching contributions.

Based on this methodology, for 2021, the total annual compensation was $10,686,807 for our CEO and $48,549 for our median employee, resulting in a ratio of CEO pay to our median employee pay of 220 to 1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 for our compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($/sh)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,849,494	11.28	4,319,179
Equity compensation plans not approved by security holders	—	—	—
Total	3,849,494	11.28	4,319,179

(1)
The 2014 LTIP is the only existing equity plan of the Company.

Audit Committee Report

The Audit Committee (the Committee) oversees our accounting and financial reporting process on behalf of the Board. The Committee is composed of four independent directors (as defined by the NYSE Listing Rules), met five times in 2021 and operates under a written charter adopted by the Board in November 2016, which is available on the Committee Charters page of our website at www.enova.com. As provided in the Charter, the Committee’s responsibilities include overseeing the quality and integrity of our financial reporting, including our systems of disclosure controls and procedures and internal controls, the qualifications and independence of our external auditors and the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the Annual Report on Form 10-K for the year ended December 31, 2021 with management, including a discussion of the quality and the acceptability of our financial reporting and controls as of and for the year ended December 31, 2021.

The Committee reviewed with the independent registered public accounting firm, Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality and acceptability of our financial reporting, the effectiveness of the Company’s internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board. The Committee has also considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining its independence.

The Committee also discussed with our internal audit manager and the internal audit team and our independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit manager and internal audit team and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Committee also meets in executive session separately with the internal audit manager and internal audit team, our independent registered public accounting firm and Company management at least annually.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2022 fiscal year.

Ellen Carnahan, Chairman

William M. Goodyear

James A. Gray

Mark P. McGowan

Change in Independent Registered Public Accounting Firm

As previously disclosed by the Company in a Current Report on Form 8-K filed with the SEC on May 3, 2021, on April 28, 2021, the Company notified PricewaterhouseCoopers LLP (PwC), which was then serving as the Company’s independent registered public accounting firm, that it was being dismissed as the Company’s independent registered public accounting firm effective upon the completion of its review procedures performed in conjunction with the filing of the Company’s Form 10-Q for the three-month period ended March 31, 2021. The decision to dismiss PwC as the Company’s independent registered public accounting firm was at the direction of and approved by the Audit Committee of the Board of Directors of the Company after a competitive proposal process.

PwC’s reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2020 and the subsequent interim period through April 28, 2021, there were no (i) disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (Regulation S-K), and the related instructions thereto, with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports; or (ii) reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto.

The Company provided PwC with a copy of the disclosures regarding the dismissal reproduced in this Proxy Statement and received a letter from PwC addressed to the SEC stating that it agreed with the above statements. This letter was filed as an exhibit to the Current Report on Form 8-K filed with the SEC on May 3, 2021.

On April 27, 2021, the Audit Committee approved the appointment of Deloitte as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2021 effective immediately following the filing of the Company’s Form 10-Q for the three-month period ended March 31, 2021, subject to completion of Deloitte’s standard client acceptance procedures and execution of an engagement letter. The Company notified Deloitte on April 28, 2021 that it would be engaged as the Company’s independent registered public accounting firm. During the Company’s two most recent fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through April 28, 2021, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Non-Audit Fees

The following fees were billed for professional audit services and other services rendered to Enova by Deloitte and PwC for the fiscal years ended December 31, 2021 and 2020:

	2021		2020
	Deloitte	PwC	PwC
Audit fees(1)	$1,722,430	$355,258	$2,729,767
Audit-related fees	—	—	—
Tax fees	—	—	—
All other fees(2)	—	—	4,905
Total	$1,722,430	$355,258	$2,734,672

(1)
Audit fees consist of fees billed for professional services rendered for the audit of Enova’s consolidated financial statements included in Enova’s Annual Report and for the review of the financial statements included in Enova’s Quarterly Reports on Form 10-Q, as well as services that generally only Enova’s independent registered public accounting firm can reasonably provide, including services rendered in connection with SEC filings.
(2)
Other fees consist of amounts paid for technical publications and subscriptions.

Our Audit Committee must pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for us (except for items exempt from pre-approval requirements under applicable laws and rules). Our Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services provided are within the parameters that have been approved. The Audit Committee has delegated to the Chair of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular audit committee meetings. If the Chair of the Audit Committee so approves any such engagements, the Chair of the Audit Committee will report that approval to the full Audit Committee at the next Audit Committee meeting. Our Audit Committee approved all of the audit and non-audit services and related fees for 2021 in accordance with the policy set forth above.

The Audit Committee determined that the level of Deloitte’s fees for providing audit-related services is compatible with maintaining Deloitte & Touche LLP’s independence.

Certain Relationships and Related Transactions

Procedures for Approval of Related Person Transactions

Our written related person transaction policy governs the review of any transaction, or series of transactions, with us (or any subsidiaries) involving amounts greater than or equal to $60,000 in which a director, director nominee, executive officer, 5% stockholder, members of their immediate families, or any entity of which any such person or any member of their immediate family is an officer, director, partner, principal or 5% stockholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover transactions, or series of transactions, that involve (i) compensation arrangements of any executive officer, if such arrangements have been approved by the Board or one of its committees, (ii) less than $60,000, (iii) rates or charges that are determined by competitive bids, (iv) the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (v) services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The policy also does not cover transactions, or series of transactions, that arise solely from the ownership of a class of our equity securities if all holders of that class of our equity securities received the same benefit on a pro rata basis.

The Nominating and Corporate Governance Committee, or another committee of the Board comprised of at least three independent directors who are not involved in the transaction, must approve, ratify or refer to the full Board related person transactions involving amounts from $60,000 to $120,000. For transactions involving amounts greater than $120,000, the Nominating and Corporate Governance Committee, or such other committee that has reviewed the transaction, will make a recommendation to the full Board concerning such related person transaction and the full Board will then ratify, approve or disapprove of such transaction. A director may not participate in the review or approval of any transaction involving himself or herself or any of his or her affiliates or family members. In addition, if stockholder approval is required under the NYSE rules, our certificate of incorporation or applicable law for any related person transaction, our related person transaction policy requires us to seek stockholder approval for such transaction.

If it is impractical or undesirable to wait until a committee or Board meeting to consummate a related person transaction involving amounts from $60,000 to $120,000, the Nominating and Corporate Governance Committee chair may review and approve the transaction pursuant to the criteria set forth in the related person transaction policy. Another Nominating and Corporate Governance Committee member may review and approve the transaction if the chair is unavailable or if he or she, a family member or an affiliate of his or hers is a party to the transaction. Such approval will be reported to the Board at its next regularly scheduled meeting.

Since January 1, 2021, there have been no transactions to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our then directors, executive officers or holders of more than 5% of our common stock at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest.

PROPOSAL 2 ADVISORY PROPOSAL ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and in accordance with SEC rules, we are asking stockholders to approve, on a non-binding advisory basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.

This advisory vote is not intended to address any specific element of executive compensation, but is instead intended to address the overall compensation of our NEOs as disclosed in this proxy statement.

Executive compensation is an important issue for our stockholders. As described in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee is responsible for establishing and implementing our executive compensation philosophy and practices. The Compensation Committee has adopted an executive compensation program that supports our near- and long-term strategic objectives by attracting and retaining high caliber executives tasked with achieving continuous improvement in our operating results and motivating executives to achieve high levels of performance without excessive risk taking. Our Compensation Committee believes our executive officers should be compensated competitively consistent with our strategy, sound corporate governance principles, our particular circumstances and stockholders’ interests.

We urge you to read the Compensation Discussion and Analysis and the Summary Compensation Table and related compensation tables and narrative included in this proxy statement, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our NEOs.

Effect of the Proposal

This advisory resolution, commonly referred to as a say-on-pay resolution, is not binding on us, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or the Compensation Committee. However, because we highly value the opinions of our stockholders, our Board and Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Deloitte & Touche LLP has confirmed to the Audit Committee that they are independent accountants with respect to us.

Our Board is submitting the Audit Committee’s appointment of our independent auditor for ratification by our stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Effect of the Proposal

Although stockholder ratification is not required, if stockholders do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3

Other Matters

Our Board does not intend to bring any other business before the Annual Meeting and is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed form of proxy to vote in accordance with their best judgment.

ENOVA INTERNATIONAL, INC. 175 WEST JACKSON BLVD. CHICAGO, ILLINOIS 60604

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your signed and dated proxy card by 11:59 P.M. Eastern Time on May 9, 2022 in order to be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74112-P69692 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ENOVA INTERNATIONAL INC.
The Board of Directors of Enova International, Inc. (the “Company”) recommends a vote FOR all director nominees listed below and FOR proposals 2 and 3. All matters are proposed by the Company.
1.	Election of Directors (term expires 2023)
	Nominees		For	Withhold	Abstain				For	Withhold	Abstain
	1a. Ellen Carnahan		☐	☐	☐		1h. Linda Johnson Rice		☐	☐	☐
	1b. Daniel R. Feehan		☐	☐	☐		1i. Mark A. Tebbe		☐	☐	☐
	1c. David Fisher		☐	☐	☐				For	Withhold	Abstain
	1d. William M. Goodyear		☐	☐	☐	2.	A non-binding advisory vote to approve the compensation paid to the Company’s named executive officers.		☐	☐	☐
	1e. James A. Gray		☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022.		☐	☐	☐
	1f. Gregg A. Kaplan		☐	☐	☐
	1g. Mark P. McGowan		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners	Date

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You may vote these shares by telephone or over the Internet.

Voting electronically is quick, easy, and also saves the Company money.

Just follow the instructions on your Proxy Card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on May 10, 2022:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D74113-P69692

ENOVA INTERNATIONAL, INC. PROXY ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints David Fisher and Sean Rahilly, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Enova International, Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Enova International, Inc., to be held at 175 West Jackson Blvd., Chicago, Illinois 60604 on the 6th floor, Ruby Conference Room, on May 10, 2022 at 9:00 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof.

 The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of Enova International, Inc. and the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be marked, dated and signed on the other side)